UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
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BIOGEN IDEC INC.

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NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 2, 2011

To our stockholders:

The annual meeting of stockholders of Biogen Idec Inc., a Delaware corporation, will be held at 9:00 a.m., local time, on Thursday, June 2, 2011 at our offices located at 15 Cambridge Center, Cambridge, Massachusetts 02142 for the following purposes:

1. If Proposal 5 is approved by our stockholders, to elect the twelve nominees identified in this Proxy Statement to our Board of Directors to serve for a one-year term extending until the 2012 annual meeting of stockholders and their successors are duly elected and qualified. If Proposal 5 is not approved, to elect the four nominees identified in this Proxy Statement as Class 2 directors to our Board of Directors to serve for a three-year term extending until the 2014 annual meeting of stockholders and their successors are duly elected and qualified.

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

3. To hold an advisory vote on executive compensation.

4. To hold an advisory vote on the frequency of the advisory vote on executive compensation.

5. To approve an amendment to our Amended and Restated Certificate of Incorporation eliminating the classification of our Board of Directors.

6. To transact such other business as may be properly brought before the meeting and any adjournments or postponements.

Only Biogen Idec stockholders of record at the close of business on April 4, 2011 will be entitled to vote at the meeting.

Our Board of Directors recommends voting FOR the election of all of the director nominees listed in Proposal 1, FOR Proposals 2, 3 and 5, and for the ONE YEAR option for Proposal 4.

Your vote is extremely important regardless of the number of shares you own. Whether or not you expect to attend the annual meeting in person, we urge you to vote as promptly as possible by telephone or by Internet or by signing, dating and returning a printed proxy card or voting instruction form, as applicable.

BY ORDER OF OUR BOARD OF DIRECTORS,

Susan H. Alexander,
Secretary

133 Boston Post Road
Weston, Massachusetts 02493
April 21, 2011

Biogen Idec Inc.
133 Boston Post Road
Weston, Massachusetts 02493

PROXY STATEMENT FOR 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 2, 2011

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

We are making this Proxy Statement and other annual meeting materials available to you on the Internet or, upon your request, sending printed versions of these materials to you by mail because the Board of Directors of Biogen Idec Inc. (Biogen Idec or Company) is soliciting your proxy to vote at our 2011 annual meeting of stockholders (Annual Meeting) to be held at 9:00 a.m., local time, on Thursday, June 2, 2011 at our offices located at 15 Cambridge Center, Cambridge, Massachusetts 02142 for the purposes summarized in the accompanying Notice of 2011 Annual Meeting of Stockholders. Our 2010 Summary Annual Report and 2010 Annual Report on Form 10-K are also available with this Proxy Statement.

Who can vote?

Each share of our common stock that you own as of the close of business on the record date of April 4, 2011 (Record Date) entitles you to one vote on each matter to be voted upon at the Annual Meeting. As of the Record Date, 241,150,369 shares of our common stock were outstanding and entitled to vote. We are making this Proxy Statement and other Annual Meeting materials available on the Internet or, upon request, sending printed versions of these materials on or about April 21, 2011 to all stockholders of record as of the Record Date. For 10 days before the Annual Meeting, a list of stockholders entitled to vote will be available for inspection at our offices located at 133 Boston Post Road, Weston, Massachusetts 02493. If you would like to review the list, please call our Investor Relations department at (781) 464-2442.

Who can attend the Annual Meeting?

Attendance at the Annual Meeting will be limited to stockholders of Biogen Idec as of the Record Date (or their authorized representatives). If your shares are held by a bank, broker or other nominee, please bring to the Annual Meeting your bank or broker statement evidencing your beneficial ownership of Biogen Idec stock to gain admission to the Annual Meeting. Stockholders who plan to attend the Annual Meeting must present valid photo identification. Stockholders of record will be verified against an official list available at the registration area. We reserve the right to deny admittance to anyone who cannot show sufficient proof of share ownership as of the Record Date.

How do proxies work?

Our Board of Directors is asking for your proxy authorizing us to vote your shares at the Annual Meeting in the manner you direct. You may abstain from voting on any matter. If you submit your proxy without specifying your voting instructions, we will vote your shares as follows:

•	Election of Directors: FOR the election of all of our director nominees, consisting of (a) 12 nominees to serve for a one-year term if the amendment to our Amended and Restated Certificate of Incorporation eliminating the classification of our Board of Directors is approved by our stockholders or (b) 4 nominees to serve as Class 2 directors for a three-year term if the amendment to our Amended and Restated Certificate of Incorporation is not approved by our stockholders;

•	Ratification of PricewaterhouseCoopers LLP: FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

•	Advisory Vote on Executive Compensation: FOR the advisory vote on executive compensation;

•	Advisory Vote on Frequency of Executive Compensation Advisory Vote: For the ONE YEAR option as the frequency of the advisory vote on executive compensation;

•	Amendment to Certificate of Incorporation: FOR the approval of the amendment to our Amended and Restated Certificate of Incorporation eliminating the classification of our Board of Directors; and

•	As to any other matter that may properly come before the meeting or any adjournment or postponement, in accordance with our best judgment.

Shares represented by valid proxies received in time for the Annual Meeting and not revoked before the Annual Meeting will be voted at the Annual Meeting. You can revoke your proxy and change your vote in the manner described below (under “How can I change my vote?”). If your shares are held through a bank, broker or other nominee, please follow the instructions provided by your bank, broker or other nominee.

How do I vote?

It is important that your shares are represented at the Annual Meeting, whether or not you attend the Annual Meeting in person.

If you are a registered stockholder (also called a “record holder”), there are four ways to vote:

•	Telephone: By calling the toll-free telephone number indicated on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	Internet: By going to the Internet website indicated on your Notice of Internet Availability of Proxy Materials or proxy card. As with telephone voting, you can confirm that your instructions have been properly recorded.

•	Mail: By signing, dating and returning a printed proxy card.

•	In Person: By submitting a written ballot in person at the Annual Meeting. To obtain directions to attend the Annual Meeting, please contact our Investor Relations department at (781) 464-2442. We will pass out ballots at the Annual Meeting to anyone who wishes to vote in person.

If your shares are held in a brokerage account in your broker’s name (this is called “street name”), please follow the voting instructions provided by your bank, broker or other nominee. In most cases, you may submit voting instructions by telephone or by Internet to your bank, broker or other nominee, or you can sign, date and return a voting instruction form to your bank, broker or other nominee. If you provide specific voting instructions by telephone, by Internet or by mail, your bank, broker or other nominee must vote your shares as you have directed. If you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We have elected to provide access to our proxy materials on the Internet, consistent with the rules of the Securities and Exchange Commission (SEC). Accordingly, in most instances we are mailing a Notice of Internet Availability of Proxy Materials to our stockholders. You can access our proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or you may request printed versions of our proxy materials for the Annual Meeting. Instructions on how to access our proxy materials on the Internet or to request printed versions are provided in the Notice of Internet Availability of Proxy Materials. In addition, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

What does it mean if I receive more than one notice regarding the Internet availability of proxy materials or more than one set of printed proxy materials?

If you hold your shares in more than one account, you may receive a separate Notice of Internet Availability of Proxy Materials or a separate set of printed proxy materials, including a separate proxy card or voting instruction form, for each account. To ensure that all of your shares are voted, please vote by telephone or by Internet or sign, date and return a proxy card or voting instruction form for each account.

How can I change my vote?

You may revoke your proxy and change your vote at any time before the Annual Meeting by:

•	Re-voting by telephone or by Internet as instructed above. Only your latest telephone or Internet vote will be counted.

•	Signing and dating a new proxy card or voting instruction form and submitting it as instructed above. Only your latest proxy card or voting instruction form will be counted.

•	If your shares are registered in your name, delivering timely written notice of revocation to the Secretary, Biogen Idec Inc., 133 Boston Post Road, Weston, Massachusetts 02493.

•	Attending the Annual Meeting in person and voting in person. Attending the Annual Meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it. If your shares are held in “street name” by a bank, broker or other nominee, you must request a legal proxy from your bank, broker or other nominee to vote in person at the Annual Meeting.

Only your latest vote, in whatever form, will be counted.

Will my shares be counted if I do not vote?

If you are a record holder and do not vote by telephone or by Internet or by signing, dating and returning a printed proxy card, your shares will not be voted.

If you are the beneficial owner of shares held in “street name,” your bank, broker or other nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If no voting instructions are provided, these record holders can vote your shares only on discretionary, or routine, matters and not on non-discretionary, or non-routine, matters. Uninstructed shares whose votes cannot be counted on non-routine matters result in what are commonly referred to as “broker non-votes.”

If you do not give your broker voting instructions, your broker will be entitled to vote your shares only on the routine matter of the ratification of our independent accounting firm. All of the other proposals — the election of directors, advisory vote on executive compensation, advisory vote on the frequency of executive compensation advisory vote and amendment to our Amended and Restated Certificate of Incorporation — are non-routine matters and your broker will not be able to vote on them without your instructions. We urge you to provide instructions to your bank, broker or other nominee so that your votes may be counted on all of these important matters.

You should vote your shares by telephone or by Internet according to the instructions provided by your bank, broker or other nominee or by signing, dating and returning a printed voting instruction form to your bank, broker or other nominee to ensure that your shares are voted on your behalf.

How many shares must be present to hold the Annual Meeting?

A majority of our outstanding shares of common stock as of the Record Date must be present at the Annual Meeting to hold the Annual Meeting and conduct business. This is called a quorum. Shares voted in the manner described above (under “How do I vote?”) will be counted as present at the Annual Meeting. Shares that are present and entitled to vote on one or more of the matters to be voted upon are counted as present for establishing a quorum. If a quorum is not present, we expect that the Annual Meeting will be adjourned until we obtain a quorum.

What vote is required to approve each proposal and how are votes counted?

•	Election of Directors: Directors are elected by majority vote — that is, if more votes are cast for that director’s election than against. Abstentions and broker non-votes, if any, are not counted for purposes of electing directors and will have no effect on the results of this vote.

•	Ratification of PricewaterhouseCoopers LLP: The affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Abstentions will have the effect of votes against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent accounting firm, thus we do not expect any broker non-votes on this proposal. To the extent there are any broker non-votes, they will have no effect on the results of this vote.

•	Advisory Vote on Executive Compensation: Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and our Compensation and Management Development Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

•	Advisory Vote on the Frequency of Executive Compensation Advisory Vote: This proposal also calls for a non-binding, advisory vote. Our Board of Directors has recommended an annual vote, and we believe that stockholders will overwhelmingly support that recommendation. However, if another frequency receives more votes, our Board of Directors will take that fact into account when making its decision on how often to hold executive compensation advisory votes. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

•	Amendment to Certificate of Incorporation: The affirmative vote of the holders of a majority of the stock issued and outstanding and entitled to vote on the proposal is required to approve the amendment to our Amended and Restated Certificate of Incorporation eliminating the classification of our Board of Directors. Abstentions and broker non-votes, if any, will have the effect of votes against this proposal.

Are there other matters to be voted on at the Annual Meeting?

We do not know of any other matters that may come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting, your proxy authorizes us to vote, or otherwise act, in accordance with our best judgment.

Where do I find the voting results of the Annual Meeting?

We will publish voting results in a Current Report on Form 8-K filed with the SEC within four business days after the end of the Annual Meeting. You may request a copy of this Form 8-K by contacting Investor Relations, Biogen Idec Inc., 133 Boston Post Road, Weston, Massachusetts 02493, (781) 464-2442. You will also be able to find a copy of this Form 8-K on the Internet through the SEC’s electronic data system called EDGAR at www.sec.gov or through the “Investors” section of our website, www.biogenidec.com.

Who should I call if I have any questions?

If you have any questions or require any assistance with voting your shares, please contact your bank, broker or other nominee holding your shares, or our Investor Relations department at (781) 464-2442.

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders To Be Held on June 2, 2011: The Notice of 2011 Annual Meeting of Stockholders, Proxy Statement, 2010 Summary Annual Report and 2010 Annual Report on Form 10-K are available at the following website: www.biogenidec.com/ar2010.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors currently consists of three Classes of directors with each director serving a staggered three-year term as follows:

Class 1 Directors	Class 2 Directors	Class 3 Directors
Term Expires at 2013 Annual Meeting	Term Expires at this Annual Meeting	Term Expires at 2012 Annual Meeting

Nancy L. Leaming	Caroline D. Dorsa	Alexander J. Denner
Brian S. Posner	Stelios Papadopoulos	Richard C. Mulligan
Eric K. Rowinsky	George A. Scangos	Robert W. Pangia
Stephen A. Sherwin	Lynn Schenk	William D. Young

As described below under “Proposal 5 — Approval of Amendment to Certificate of Incorporation,” our Board of Directors is recommending that stockholders approve the declassification of our Board of Directors so that all directors will be elected annually. This Proposal 1 concerns the election of directors under two alternative scenarios:

1. If stockholders approve Proposal 5, the amendment to our Amended and Restated Certificate of Incorporation will eliminate our classified Board structure, which will have the effect of reducing the current terms of our four incumbent Class 1 directors and four incumbent Class 3 directors so that they expire at the Annual Meeting. Accordingly, if stockholders approve Proposal 5, the following twelve individuals recommended by our Board of Directors are standing for election to serve a one-year term extending until the 2012 annual meeting of stockholders and until their successors are duly elected and qualified, unless they resign or are removed: Alexander J. Denner, Caroline D. Dorsa, Nancy L. Leaming, Richard C. Mulligan, Robert W. Pangia, Stelios Papadopoulos, Brian S. Posner, Eric K. Rowinsky, George A. Scangos, Lynn Schenk, Stephen A. Sherwin, William D. Young.

2. If stockholders do not approve Proposal 5, the election of our four Class 2 director nominees will proceed under our Amended and Restated Certificate of Incorporation as currently in effect and our Class 1 and Class 3 directors will continue to serve the remainder of their current three-year terms. Accordingly, if stockholders do not approve Proposal 5, the following four individuals recommended by our Board of Directors are standing for election as Class 2 directors to serve a three-year term extending until the 2014 annual meeting of stockholders and until their successors are duly elected and qualified, unless they resign or are removed: Caroline D. Dorsa, Stelios Papadopoulos, George A. Scangos, Lynn Schenk.

As described in detail below, our nominees have considerable professional and business expertise. The recommendation of our Board of Directors is based on its carefully considered judgment that the experience, qualifications, attributes and skills of our nominees qualify them to serve on our Board of Directors.

If any of our nominees is unable to serve on our Board of Directors, the shares represented by your proxy will be voted for the election of such other person as may be nominated by our Board of Directors. In addition, in full compliance with all applicable state and federal laws and regulations, we will file an amended proxy statement and proxy card that, as applicable, (1) identifies the alternate nominee(s), (2) discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected and (3) includes the disclosure required by Item 7 of Schedule 14A with respect to such nominees. We know of no reason why any nominee would be unable to accept nomination or election. All nominees have consented to be named in this Proxy Statement and to serve if elected.

Our Nominees for Director

Alexander J. Denner, Ph.D. (Director since June 2009)	Dr. Denner, 41, has been serving as Managing Director of private investment funds affiliated with Carl C. Icahn since August 2006. From 2005 to May 2006, he served as a portfolio manager specializing in healthcare investments for Viking Global Investors, a private investment fund. Prior to that, Dr. Denner served in a variety of roles at Morgan Stanley, a financial services company, beginning in 1996, including as portfolio manager of healthcare and biotechnology mutual funds.

Dr. Denner is the Chairman of Enzon Pharmaceuticals, Inc. and a member of the board of directors of Amylin Pharmaceuticals, Inc., both life sciences companies. During the past five years, Dr. Denner has also served as a director of ADVENTRX Pharmaceuticals, Inc. and ImClone Systems Incorporated, both life sciences companies.
Dr. Denner has experience overseeing the operations and research and development of biopharmaceutical companies and evaluating corporate governance matters. He also has extensive experience as an investor, particularly with respect to healthcare companies, and possesses broad life sciences industry knowledge.

Caroline D. Dorsa (Director since January 2010)	Ms. Dorsa, 51, has been the Executive Vice President and Chief Financial Officer of Public Service Enterprise Group Incorporated, a diversified energy company, since April 2009 and served on that company’s board of directors from 2003 to April 2009. From February 2008 to April 2009, she served as Senior Vice President, Global Human Health, Strategy and Integration at Merck & Co., Inc., a pharmaceutical company. From November 2007 to January 2008, Ms. Dorsa served as Senior Vice President and Chief Financial Officer of Gilead Sciences, Inc., a life sciences company. From February 2007 to November 2007, she served as Senior Vice President and Chief Financial Officer of Avaya, Inc., a telecommunications company. From 1987 to January 2007, Ms. Dorsa held various financial and operational positions at Merck & Co., Inc., including Vice President and Treasurer, Executive Director of U.S. Customer Marketing and Executive Director of U.S. Pricing and Strategic Planning.
Ms. Dorsa has financial and accounting expertise and a deep knowledge of the pharmaceutical industry. Her strategic perspective on the industry is particularly valuable to our Board of Directors as it oversees our growth initiatives and reviews both internal development projects and external opportunities.

Nancy L. Leaming (Director since January 2008)	Ms. Leaming, 63, has been an independent consultant since 2005. From 2003 to 2005, she served as the Chief Executive Officer and President of Tufts Health Plan, a provider of healthcare insurance. From 1986 to 2003, Ms. Leaming served in several executive positions at Tufts Health Plan, including President, Chief Operating Officer and Chief Financial Officer.
Ms. Leaming is a member of the boards of directors of Hologic, Inc., a provider of diagnostic and surgical products, and Edgewater Technology, Inc., a technology management consulting firm.
Ms. Leaming has well-developed leadership skills and financial acumen and provides insights into the healthcare reimbursement and payor market, where she served for 20 years in senior operational, financial and managerial roles.

Richard C. Mulligan, Ph.D. (Director since June 2009)	Dr. Mulligan, 56, has been the Mallinckrodt Professor of Genetics at Harvard Medical School and Director of the Harvard Gene Therapy Initiative since 1996. Prior to that, he was Professor of Molecular Biology at the Massachusetts Institute of Technology, a member of the Whitehead Institute for Biomedical Research, and the Chief Scientific Officer of Somatix Therapy Corporation, a drug discovery and development company that he founded. Dr. Mulligan was named a MacArthur Foundation Fellow in 1981.
Dr. Mulligan is Vice Chairman of Enzon Pharmaceuticals, Inc. and a member of the board of directors of Cellectis SA, both life sciences companies. During the past five years, Dr. Mulligan has also served as a director of ImClone Systems Incorporated, a life sciences company.
Dr. Mulligan has scientific expertise in the areas of molecular biology, genetics, gene therapy and biotechnology, as well as extensive experience within the life sciences industry, including overseeing the operations and research and development of biopharmaceutical companies.

Robert W. Pangia (Director since 1997)	Mr. Pangia, 59, has been a partner in Ivy Capital Partners, LLC, the general partner of Ivy Healthcare Capital, L.P., a private equity fund specializing in healthcare investments, since 2003. From October 2007 to October 2009, he served as the Chief Executive Officer of Highlands Acquisition Corp., a special purpose acquisition company. From 1996 to 2003, Mr. Pangia was self-employed as an investment banker. From 1987 to 1996, he held various senior management positions at PaineWebber, a financial services company, including Executive Vice President and Director of Investment Banking for PaineWebber Incorporated of New York, member of the board of directors of PaineWebber, Inc., Chairman of PaineWebber Properties, Inc., and member of several of PaineWebber’s executive and operating committees.
Mr. Pangia is a member of the board of directors of McAfee, Inc., a security technology company. During the past five years, Mr. Pangia has also served as a director of Icos Corporation, a life sciences company.
Mr. Pangia has significant financial acumen, breadth of expertise within the healthcare industry, and extensive knowledge of Biogen Idec derived from his 14 year tenure as a director.

Stelios Papadopoulos, Ph.D. (Director since July 2008)	Dr. Papadopoulos, 62, is the Chairman of Exelixis, Inc., a drug discovery and development company that he co-founded in 1994. Previously, he was an investment banker with Cowen & Co., LLC, a financial services company, focusing on the biotechnology and pharmaceutical sectors, from 2000 until his retirement as Vice Chairman in August 2006. Prior to joining Cowen & Co., Dr. Papadopoulos served for 13 years as an investment banker at PaineWebber, Inc., a financial services company, where he was most recently Chairman of PaineWebber Development Corp., a PaineWebber subsidiary focusing on biotechnology.
Dr. Papadopoulos is the Chairman of Anadys Pharmaceuticals, Inc., a drug discovery and development company he co-founded, and a member of the board of directors of BG Medicine, Inc., a life sciences company. During the past five years, Dr. Papadopoulos has also served as a director of GenVec, Inc. and SGX Pharmaceuticals, Inc., both life sciences companies.
Having founded multiple life sciences companies and worked as an investment banker focused on the life sciences industry, Dr. Papadopoulos brings to our Board of Directors a first-hand understanding of the demands of establishing, growing and running life sciences businesses.

Brian S. Posner (Director since July 2008)	Mr. Posner, 49, has been a private investor since March 2008 and is the President of Point Rider Group LLC, a consulting and advisory services firm within the financial services industry. From 2005 to March 2008, Mr. Posner served as the Chief Executive Officer and co-Chief Investment Officer of ClearBridge Advisors LLC, an asset management company and a wholly-owned subsidiary of Legg Mason. Prior to that, Mr. Posner co-founded Hygrove Partners LLC, a private investment fund, in 2000 and served as its Managing Partner for five years. He served as a portfolio manager and an analyst at Fidelity Investments, a financial services company, from 1987 to 1996 and, from 1997 to 1999, at Warburg Pincus Asset Management/Credit Suisse Asset Management where he also served as co-Chief Investment Officer and Director of Research.
Mr. Posner is a member of the board of directors of Arch Capital Group Ltd., an insurance company.
Given his substantial experience as a leading institutional investment manager and advisor, Mr. Posner brings a professional investor’s perspective and financial expertise that is valuable to our Board of Directors as it oversees our strategy for enhancing shareholder value.

Eric K. Rowinsky, M.D. (Director since March 2010)	Dr. Rowinsky, 54, has been an independent consultant since January 2010. Since August 2010, he has also been the Chief Executive Officer of Primrose Therapeutics, Inc., a start-up biotechnology company focusing on the development of therapeutics for polycystic kidney disease. Dr. Rowinsky is also an Adjunct Professor of Medicine at New York University. From February 2005 to December 2009, he served as the Chief Medical Officer and Executive Vice President of ImClone Systems Incorporated, a life sciences company. Prior to that, from 1996 to 2004, Dr. Rowinsky held several positions at the Cancer Therapy & Research Center’s Institute for Drug Development, including Director of the Institute and Director of Clinical Research. During that time, he held the SBC Endowed Chair for Early Drug Development and Clinical Professor of Medicine in the Division of Medical Oncology at the University of Texas Health Science Center at San Antonio. Dr. Rowinsky was an Associate Professor of Oncology at the Johns Hopkins School of Medicine and on the staff of the Johns Hopkins Hospital from 1988 to 1996.
Dr. Rowinsky is a member of the board of directors of ADVENTRX Pharmaceuticals, Inc., a life sciences company, and Neoprobe Corporation, a biomedical company. During the past five years, Dr. Rowinsky has also served as a director of Tapestry Pharmaceuticals, Inc., a life sciences company.
Dr. Rowinsky has extensive research and drug development experience, oncology expertise, and broad scientific and medical knowledge.

George A. Scangos, Ph.D. (Director since July 2010)	Dr. Scangos, 62, is our Chief Executive Officer and has served in this position since July 2010. Prior to that, Dr. Scangos served as the President and Chief Executive Officer of Exelixis, Inc., a drug discovery and development company, since October 1996. From 1993 to 1996, Dr. Scangos served as the President of Bayer Biotechnology, where he was responsible for research, business development, process development, manufacturing, engineering and quality assurance of Bayer’s biological products. Before joining Bayer in 1987, Dr. Scangos was a Professor of Biology at Johns Hopkins University for six years. Dr. Scangos served as the Chair of the California Healthcare Institute in 2010 and was a member of the Board of the Global Alliance for TB Drug Development until 2010. He is also a member of the Board of Visitors of the University of California, San Francisco School of Pharmacy, and the National Board of Visitors of the University of California, Davis School of Medicine, and is an Adjunct Professor of Biology at Johns Hopkins.
Dr. Scangos is a member of the board of directors of Exelixis, Inc. During the past five years, Dr. Scangos has also served as a director of Anadys Pharmaceuticals, Inc., a drug discovery and development company.
Dr. Scangos has extensive training as a scientist, significant knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, and a comprehensive leadership background resulting from service on various boards and as an executive in the pharmaceutical industry.

Lynn Schenk (Director since 1995)	Ms. Schenk, 66, is an attorney and consultant in private practice with extensive public policy and business experience. From 1999 to 2003, she served as Chief of Staff to the Governor of California, during which time she led the effort to create the Institutes for Science and Innovation at the University of California. From 1993 to 1995, Ms. Schenk was a Member of the United States House of Representatives, representing San Diego, California and served on the House Energy & Commerce Committee with a special emphasis on biotechnology. From 1980 to 1983, she was the California Secretary of Business, Transportation and Housing.
Ms. Schenk is a member of the board of directors of Sempra Energy, an energy services and development company.

Ms. Schenk’s strong public policy, government, legal and private sector experience provides vital insights to our Board of Directors about significant issues affecting the highly regulated life sciences industry. She brings public sector operations and management expertise to our Board of Directors and has extensive knowledge of Biogen Idec derived from her 16 year tenure as a director.

Stephen A. Sherwin, M.D. (Director since March 2010)	Dr. Sherwin, 62, has been the Chairman of Ceregene, Inc., a life sciences company that he co-founded, since 2001. From 1990 to October 2009, he served as the Chief Executive Officer of Cell Genesys, Inc., a life sciences company, and was the company’s Chairman from 1994 to October 2009. Prior to that, he held various positions at Genentech, Inc., a life sciences company, most recently as Vice President, Clinical Research. Dr. Sherwin is board certified in internal medicine and medical oncology.
Dr. Sherwin is a member of the board of directors of BioSante Pharmaceuticals, Inc., a pharmaceutical company, Neurocrine Biosciences, Inc., a life sciences company, and Rigel Pharmaceuticals, Inc., a life sciences company. He is also the Chairman of the Biotechnology Industry Organization.
Dr. Sherwin has extensive knowledge of the life sciences industry and brings more than 25 years of experience in senior leadership positions at large and small publicly traded life sciences companies to our Board of Directors.

William D. Young (Director since 1997)	Mr. Young, 66, has served as our independent Chairman since January 2010. He has also been a venture partner in Clarus Ventures, LLC, a life sciences venture capital firm, since March 2010 and has served as the Executive Chairman of NanoString Technologies, Inc., a provider of molecular diagnostics and a portfolio company of Clarus Ventures, since February 2010. From 1999 to August 2009, Mr. Young served as the Chief Executive Officer of Monogram Biosciences, Inc., a provider of molecular diagnostics, and as its Chairman from 1998 to August 2009. From 1980 to 1999, he held several positions at Genentech, Inc., a life sciences company, and served as its Chief Operating Officer from 1997 to 1999. Prior to joining Genentech, Mr. Young was with Eli Lilly & Co., a pharmaceutical company, for 14 years. He was elected to the National Academy of Engineering in 1993 for his contributions to biotechnology.
Mr. Young is a member of the board of directors of Theravance, Inc. and BioMarin Pharmaceutical Inc., both life sciences companies. During the past five years, Mr. Young has also served as a director of Human Genome Sciences, Inc., a life sciences company.
Mr. Young has extensive operational experience, leadership skills and knowledge of the life sciences industry through service on boards and as an executive as well as a broad understanding of Biogen Idec through his service as a director over the past 14 years.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH DIRECTOR NOMINEE NAMED ABOVE.

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Finance and Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. PricewaterhouseCoopers served as our independent registered public accounting firm in connection with the audit for the fiscal year ended December 31, 2010. Although stockholder approval of the Finance and Audit Committee’s selection of PricewaterhouseCoopers is not required, our Board of Directors believes that it is a matter of good corporate practice to solicit stockholder ratification of this selection. If our stockholders do not ratify the selection of PricewaterhouseCoopers as our independent registered public accounting firm, the Finance and Audit Committee will reconsider its selection. Even if the selection is ratified, the Finance and Audit Committee always has the ability to change the engagement of PricewaterhouseCoopers if it determines that a change is in Biogen Idec’s best interest. Representatives of PricewaterhouseCoopers will attend the Annual Meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Audit and Other Fees

The following table shows fees for professional audit services billed to us by PricewaterhouseCoopers for the audit of our annual consolidated financial statements for the years ended December 31, 2010 and December 31, 2009, and fees billed to us by PricewaterhouseCoopers for other services provided during 2010 and 2009:

Fees	2010	2009

Audit fees	$3,440,307	$3,116,797
Audit-related fees	61,304	131,766
Tax fees*	1,632,008	1,995,053
All other fees	8,715	78,106

Total	$5,142,334	$5,321,722

*	Includes tax compliance fees of $1,291,040 in 2010 and $1,416,418 in 2009.

Audit fees are fees for the audit of our 2010 and 2009 consolidated financial statements included in our Annual Reports on Form 10-K, reviews of consolidated financial statements included in our Quarterly Reports on Form 10-Q, review of the consolidated financial statements incorporated by reference into our outstanding registration statements, and statutory audit fees in overseas jurisdictions.

Audit-related fees are fees that principally relate to assurance and related services that are reasonably related to the performance of the audits and reviews of our consolidated financial statements, including audits of employee benefit plan information.

Tax fees are fees for tax compliance and planning services.

All other fees are fees that principally relate to audit procedures performed in connection with one of our collaboration agreements in 2009 and educational resources in 2010 and 2009.

Policy on Pre-Approval of Audit and Non-Audit Services

The Finance and Audit Committee has the sole authority to approve the scope of the audit and any audit-related services as well as all audit fees and terms. The Finance and Audit Committee must pre-approve any audit and non-audit services provided by our independent registered public accounting firm. The Finance and Audit Committee will not approve the engagement of the independent registered public accounting firm to perform any services that the independent registered public accounting firm would be prohibited from providing under applicable securities laws, NASDAQ requirements or Public Company Accounting Oversight Board rules. In assessing whether to approve the use of our independent registered public accounting firm to provide permitted non-audit services, the Finance and Audit Committee tries to minimize relationships that could appear to impair the objectivity of our independent registered public accounting firm. The Finance and Audit Committee will approve permitted non-audit services by our independent registered public accounting firm only when it will be more effective or economical to have such services provided by our independent registered public accounting firm than by another firm.

The Finance and Audit Committee annually reviews and pre-approves the audit, audit-related, tax, and other permissible non-audit services that can be provided by the independent registered public accounting firm. Any proposed services exceeding pre-set levels or amounts will require separate pre-approval by the Finance and Audit Committee, although our Chief Accounting Officer can approve up to an additional $50,000 in the aggregate per calendar year for categories of services that the Finance and Audit Committee has pre-approved. In addition, any pre-approved services for which no pre-approved cost level has been set or which would exceed the pre-approved cost by an amount that would cause the aggregate $50,000 amount to be exceeded must be separately pre-approved by the Finance and Audit Committee.

The Finance and Audit Committee has delegated pre-approval authority to the Chair of the Finance and Audit Committee within the guidelines discussed above. The Chair of the Finance and Audit Committee is required to inform the Finance and Audit Committee of each pre-approval decision at the next regularly scheduled Finance and Audit Committee meeting.

All of the services provided by PricewaterhouseCoopers during 2010 were pre-approved in accordance with this policy.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Compensation Discussion and Analysis, which appears later in this Proxy Statement, describes our executive compensation program and the compensation decisions that the Compensation and Management Development Committee and our Board of Directors made in 2010 with respect to the compensation of our named executive officers (listed in the Summary Compensation Table). As required pursuant to Section 14A of the Securities Exchange Act, our Board of Directors is asking that stockholders cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As we describe in our Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. In particular, our compensation program rewards financial, strategic and operational performance and the goals set for each performance category support our long-range plans. In light of our strong performance in 2010, we believe that the compensation paid to our named executive officers was appropriate. Highlights of our 2010 performance include: our revenue and earnings per share (EPS) for 2010 exceeded the targets we set for our compensation programs; our compensation measure for revenue increased by 11% in 2010 and our compensation measure for EPS increased by 10% in 2010; and stock price performance increased 25% in 2010. In addition, to discourage excessive risk taking, we maintain policies for share ownership and recoupment of compensation, cap payments under our annual cash incentive plan, and require multi-year vesting of long-term incentive awards.

For these reasons, our Board of Directors is asking that stockholders support this proposal. Although the vote you are being asked to cast is non-binding, we value the views of our stockholders, and the Compensation and Management Development Committee and our Board of Directors will consider the outcome of the vote when making future compensation decisions for our named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 4 — ADVISORY VOTE ON FREQUENCY OF
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal 3 above requests that you cast an advisory vote for the compensation disclosed in this Proxy Statement that we paid in 2010 to our named executive officers. That advisory vote is referred to as a “say-on-pay” vote. In this Proposal 4, as required pursuant to Section 14A of the Securities Exchange Act, our Board of Directors is asking that stockholders cast a non-binding, advisory vote on how frequently we should have say-on-pay votes in the future. You can vote to hold say-on-pay votes every one, two or three years, or you can abstain from voting.

Our Board of Directors believes that say-on-pay votes should be held annually to give stockholders the opportunity to provide regular input on our executive compensation programs and increase our Board’s accountability for its compensation decisions and therefore recommends that stockholders vote for the one year option. This vote, like the say-on-pay vote itself, is non-binding. If a choice other than one year receives the most votes, our Board of Directors will take the voting results into consideration in determining how frequently we will present you with a say-on-pay vote.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ONE YEAR OPTION AS THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 5 — APPROVAL OF AMENDMENT TO
CERTIFICATE OF INCORPORATION

Article VII of our Amended and Restated Certificate of Incorporation (Certificate of Incorporation) divides our Board of Directors into three Classes of directors (Class 1, Class 2 and Class 3) with terms of three years each. Generally, absent the earlier resignation or removal of a director, the terms of these Classes are staggered so that one Class stands for re-election at each annual meeting of stockholders. The current terms of our director Classes expire as follows: Class 1 director term expires at the 2013 annual meeting of stockholders; Class 2 director term expires at this Annual Meeting; Class 3 director term expires at the 2012 annual meeting of stockholders.

Our Board of Directors has approved and declared advisable an amendment to Article VII of our Certificate of Incorporation (Charter Amendment) to declassify our Board of Directors and institute annual voting for each director to serve a one-year term beginning with the 2011 Annual Meeting. The form of Charter Amendment, which is subject to stockholder approval, is set forth in Appendix A to this Proxy Statement. Our Board of Directors also has approved, subject to the Charter Amendment becoming effective, certain conforming amendments to our Second Amended and Restated Bylaws (Bylaw Amendment) to remove references to a classified Board and to reflect stockholders’ ability to remove directors on a declassified Board with or without cause.

Our Board of Directors recommends that stockholders support Board declassification. Declassification of our Board of Directors would further our goal of ensuring that our corporate governance policies maximize Board accountability to stockholders and would allow stockholders the opportunity each year to register their views on the composition of our Board of Directors.

If stockholders approve the Charter Amendment, our classified Board structure will be eliminated, which will have the effect of reducing the current terms of our Class 1 and Class 3 directors so that they expire at the Annual Meeting, and all twelve members of our Board of Directors will stand for election to a one-year term at the Annual Meeting. The Bylaw Amendment will also become effective. The incumbent Class 1 and Class 3 directors have indicated their support for the declassification of our Board of Directors by agreeing to resign from their current three-year terms if stockholders approve the Charter Amendment, effective upon filing of the Charter Amendment.

If stockholders do not approve the Charter Amendment, the election of our four Class 2 director nominees to a three-year term will proceed under the Certificate of Incorporation as currently in effect, our Class 1 and Class 3 directors will continue to serve the remainder of their respective three-year terms, and the Bylaw Amendment will not become effective.

If approved and adopted by stockholders, the Charter Amendment will be filed with the Secretary of State of the State of Delaware immediately following certification of the voting results and will be in effect immediately upon such filing.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION ELIMINATING THE CLASSIFICATION OF OUR BOARD OF DIRECTORS.

STOCK OWNERSHIP

The following table and accompanying notes provide information about the beneficial ownership of our common stock by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers (listed in the Summary Compensation Table);

•	each of our directors and nominees for director; and

•	all of our directors and executive officers as a group.

Except as otherwise noted, the persons identified have sole voting and investment power with respect to the shares of our common stock beneficially owned. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the shares. Except as otherwise noted, the information below is as of April 4, 2011 (Ownership Date).

	Shares	Shares Subject to	Percentage of
	Beneficially	Options and Restricted	Outstanding
Name	Owned	Stock Units (1)	Shares (2)

PRIMECAP Management Company (3)	25,873,874		10.7%
225 South Lake Avenue, Suite 400 Pasadena, CA 91101
Capital Research Global Investors (4)	20,882,384		8.7%
333 South Hope Street Los Angeles, CA 90071
ClearBridge Advisors, LLC (5)	16,528,916		6.9%
620 8th Avenue New York, NY 10018
Carl C. Icahn and Icahn Capital LP (6)	16,075,256		6.7%
767 Fifth Avenue, Suite 4700 New York, NY 10153
BlackRock, Inc. (7)	13,504,437		5.6%
40 East 52nd Street New York, NY 10022
Vanguard Chester Funds (8)	12,550,400		5.2%
100 Vanguard Boulevard Malvern, PA 19355
Susan H. Alexander	31,723	131,790	*
Paul J. Clancy	38,518	132,603	*
Alexander J. Denner (9)	2,245	29,309	*
Caroline D. Dorsa	2,508	14,237	*
Francesco Granata	2,901		*
Robert A. Hamm (10)	336	57,470	*
Nancy L. Leaming	3,085	48,875	*
James C. Mullen (11)	132,003	491,100	*
Richard C. Mulligan	2,245	29,309	*
Robert W. Pangia	8,345	78,250	*
Stelios Papadopoulos	4,295	35,009	*
Brian S. Posner	3,995	34,209	*
Eric K. Rowinsky	500	12,992	*
George A. Scangos (12)
Lynn Schenk (13)	9,845	43,250	*
Craig Eric Schneier (14)	5,073	85,740	*
Stephen A. Sherwin	500	12,992	*
William D. Young	9,589	78,250	*
Executive officers and directors as a group (19 persons) (13)	121,767	734,301	*

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)	Includes options that will become exercisable and restricted stock units that will vest within 60 days of the Ownership Date.

(2)	The calculation of percentages is based upon 241,150,369 shares outstanding on the Ownership Date, plus for each of the individuals listed above the shares subject to options and restricted stock units reflected in the middle column.

(3)	Based solely on information as of December 31, 2010 contained in a Schedule 13G/A filed with the SEC by PRIMECAP Management Company on February 14, 2011, which also indicates that it has sole voting power over 6,823,295 shares.

(4)	Based solely on information as of December 31, 2010 contained in a Schedule 13G filed with the SEC by Capital Research Global Investors, a division of Capital Research and Management Company, on February 9, 2011, which also indicates that it disclaims beneficial ownership of such shares.

(5)	Based solely on information as of December 31, 2010 contained in a Schedule 13G/A filed with the SEC by ClearBridge Advisors, LLC on February 11, 2011, which also indicates that it has sole voting power over 13,056,313 shares.

(6)	Based solely on information as of December 31, 2010 contained in Forms 13F filed with the SEC on February 14, 2011 by Carl C. Icahn and Icahn Capital LP, which also indicate that Icahn Capital LP has sole voting and dispositive power over 12,860,205 shares and Mr. Icahn has shared dispositive and voting power over 3,215,051 shares.

(7)	Based solely on information as of December 31, 2010 contained in a Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 2, 2011.

(8)	Based solely on information as of December 31, 2010 contained in a Schedule 13G filed with the SEC by Vanguard Chester Funds — Vanguard PRIMECAP Fund on February 10, 2011, which also indicates that it only has sole voting power over such shares.

(9)	Dr. Denner is Managing Director of entities affiliated with Carl C. Icahn and may be deemed to have beneficial ownership of some or all of the 16,075,256 shares of common stock held by Mr. Icahn and entities affiliated with Mr. Icahn. Dr. Denner disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(10)	Mr. Hamm, our former Chief Operating Officer and a named executive officer for 2010, retired effective December 31, 2010.

(11)	Mr. Mullen, a named executive officer for 2010, retired as our President and Chief Executive Officer effective June 8, 2010.

(12)	Dr. Scangos joined Biogen Idec as our Chief Executive Officer and a member of our Board of Directors on July 15, 2010.

(13)	Includes 7,600 shares held in a trust of which Ms. Schenk is the trustee.

(14)	Dr. Schneier, a named executive officer for 2010, retired as our Executive Vice President, Human Resources, Public Affairs and Communications effective March 18, 2011. Includes 460 shares held by his spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and greater-than-ten-percent stockholders to file initial reports of ownership and changes of ownership. As a practical matter, we assist our directors and executive officers by monitoring transactions and completing and filing Section 16 forms on their behalf. Based solely on information provided to us by our directors and executive officers, we believe that during 2010 all such parties complied with all applicable filing requirements except for the following forms which were filed late due to administrative error: (1) Form 4/A filed on April 20, 2010 covering the sale of common stock pursuant to a trading plan on March 19, 2010 by Michael F. MacLean, at the time our Senior Vice President and Chief Accounting Officer; and (2) Form 4/A filed on April 16, 2010 covering the vesting on April 1, 2010 of a restricted stock unit granted to Robert A. Hamm, at the time our Chief Operating Officer.

CORPORATE GOVERNANCE

Director Independence

Board of Directors.  All of our directors and nominees for director, other than Dr. Scangos, our Chief Executive Officer, satisfy the independence requirements of The NASDAQ Stock Market, Inc. (NASDAQ). Our independent directors during 2010 also included our former director Bruce Ross. In determining independence, our Board of Directors considered that Ms. Schenk is a director of Sempra Energy, which is a publicly regulated utility that supplies electricity to our facility in San Diego, California. The volume of business between Biogen Idec and Sempra Energy amounts to less than 1% of the revenues of each company and we are in the process of closing our San Diego facility.

Committees.  The committees of our Board of Directors consist solely of independent directors, as defined by NASDAQ. The members of the Finance and Audit Committee also meet the additional SEC and NASDAQ independence and experience requirements applicable specifically to members of the Finance and Audit Committee. In addition, all of the members of the Compensation and Management Development Committee are non-employee directors within the meaning of the rules of Section 16 of the Securities Exchange Act and outside directors for purposes of Section 162(m) of the Internal Revenue Code.

Leadership Structure.  We currently separate the roles of Chairman of the Board of Directors and Chief Executive Officer. Our Chairman, an independent director, presides at meetings of our Board of Directors, executive sessions of our independent directors and our annual meetings of stockholders. In addition, our Chairman sets the agenda for our Board meetings in collaboration with our Chief Executive Officer, recommends Board committee appointments and responsibilities in conjunction with the Corporate Governance Committee, and leads the evaluation process of our Chief Executive Officer. We believe that having an independent Chairman promotes a greater role for the independent directors in the oversight of the Company, including oversight of material risks facing the Company, encourages active participation by the independent directors in the work of our Board of Directors, enhances our Board of Directors’ role of representing stockholders’ interests, and improves our Board of Directors’ ability to supervise and evaluate our Chief Executive Officer and other executive officers.

Nominating Processes

The Corporate Governance Committee is responsible for identifying individuals qualified to become members of our Board of Directors and reviewing candidates recommended by stockholders. Stockholders may recommend nominees for consideration by the Corporate Governance Committee by submitting the names and supporting information to the Secretary, Biogen Idec Inc., 133 Boston Post Road, Weston, Massachusetts 02493. Any such recommendation should include at a minimum the name(s) and address(es) of the stockholder(s) making the recommendation and appropriate biographical information for the proposed nominee(s). Candidates who are recommended by stockholders will be considered in the same manner as candidates from other sources. For all potential candidates, the Corporate Governance Committee will consider all factors it deems relevant, including at a minimum those listed below in the subsection titled “Director Qualification Standards and Diversity.” Director nominations are recommended by the Corporate Governance Committee to our Board of Directors and must be approved by a majority of independent directors.

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board of Directors at an annual meeting of stockholders. In order to nominate a director candidate for election at an annual meeting of stockholders, a stockholder must give timely notice in writing to our Secretary at our principal executive offices and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received a stockholder’s notice not less than 90 days and not more than 120 days in advance of the first anniversary of the date our proxy statement was released to our stockholders in connection with the previous year’s annual meeting of stockholders. However, if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders is more than 30 days before or more than 60 days after the first anniversary of the previous year’s annual meeting of stockholders, we must receive a stockholder’s notice not earlier than the close of business on the 120th day prior to such annual meeting of stockholders and not later than the close of business on the later of (1) the 90th day prior to such annual meeting of stockholders and (2) the 10th day following the day on which public announcement of the date of such annual meeting of stockholders is first made. Information required by the Bylaws to be in the notice includes, among other things, the name, contact information and security ownership information for the candidate and the person making the nomination, any voting commitment by the candidate, whether the person making the nomination is part of a group that intends to deliver a proxy statement or solicit proxies, and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act and the related rules and regulations under that Section. The Corporate Governance Committee may also require any proposed nominee to furnish such other information as may be reasonably required to determine the eligibility of such proposed nominee to serve on our Board of Directors.

Majority Voting

Under our Bylaws, directors are elected by a majority of votes cast in uncontested elections, and by a plurality of votes cast in contested elections. In addition, following their appointment or election by stockholders to our Board of Directors, directors must submit an irrevocable resignation that will be effective upon (1) the failure to receive the required number of votes for reelection at the next annual meeting of stockholders at which they face reelection and (2) acceptance of such resignation by our Board of Directors. If an incumbent director fails to receive the number of votes required for reelection, our Board of Directors (excluding the director in question) will, within 90 days after certification of the election results, decide whether to accept the director’s resignation taking into account such factors as it deems relevant. Such factors may include the stated reasons why stockholders voted against such director’s reelection, the qualifications of the director and whether accepting the resignation would cause us to fail to meet any applicable listing standards or would violate state law. Our Board of Directors will promptly disclose its decision in a filing with the SEC.

Director Qualification Standards and Diversity

Our directors should possess the highest personal and professional ethics and integrity, understand and be aligned with our core values, and be committed to representing the long-term interests of our stockholders. Our directors must also be inquisitive and objective and have practical wisdom and mature judgment. In accordance with our Corporate Governance Principles, we endeavor to have a Board of Directors that represents diverse experience at strategic and policy-making levels in business, government, education, healthcare, science and technology, and collectively has knowledge and expertise in the functional areas of accounting and finance, risk management and compliance, strategic and business planning, human resources, marketing and commercial, and research and development. Consistent with our Corporate Governance Principles, in selecting nominees to our Board of Directors, the Corporate Governance Committee considers the diversity of skills and experience that a potential nominee possesses and the extent to which such diversity would enhance the perspective, background, knowledge and experience of our Board of Directors as a whole. While the Corporate Governance Committee focuses on obtaining a diversity of professional expertise on our Board of Directors rather than a diversity of personal characteristics, it recognizes the desirability of gender, ethnic and racial diversity and considers it an additional benefit when a new director can also increase the personal diversity of our Board of Directors as a whole.

Our directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on our Board of Directors for an extended period of time. We ask directors not to serve on more than six boards of public companies including ours. In addition, our Chief Executive Officer may not serve on more than two boards of directors of public companies in addition to ours.

Our Board of Directors does not believe that arbitrary term limits on directors’ service are appropriate, nor does it believe that directors should expect to be re-nominated. Regular evaluations are an important determinant for continued tenure. Our Corporate Governance Principles provide that directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities or any circumstances that may adversely affect their ability to carry out their duties and responsibilities effectively. Our directors are also expected, but not required, to offer their resignation to our Board of Directors effective at the annual meeting of stockholders in the year of their 75th birthday.

Committees and Meetings

Our Board of Directors has four standing committees, which are described in the table below. The chair of each committee periodically reports to our Board of Directors about such committee’s deliberations and decisions. Each committee’s charter is posted on our website, www.biogenidec.com, under the “Board of Directors — Corporate

Governance” subsection of the “About Us” section of the site. Also posted there are the Finance and Audit Committee Practices, which describe the key practices used by the Finance and Audit Committee in undertaking its functions and responsibilities, and our Corporate Governance Principles, which, together with our committee charters, provide the framework for our governance.

			Meetings
Committee	Function	Members	in 2010

Compensation and Management Development*	Assists our Board of Directors with its overall responsibility relating to compensation and management development, including recommending the compensation of our Chief Executive Officer to our Board of Directors for approval, approval of compensation for our other executive officers, administration of our equity-based compensation plans and oversight of our talent management strategy and executive development programs (including senior level succession plans), and, together with the Corporate Governance Committee, recommending the compensation of our independent directors and Chairman. The Compensation and Management Development Committee Report is set forth in the section titled “Executive Compensation and Related Information.”	Robert W. Pangia (Chair) Alexander J. Denner Eric K. Rowinsky Lynn Schenk	7
Corporate Governance	Assists our Board of Directors in assuring sound corporate governance practices, identifying qualified individuals to consider for service on our Board of Directors, recommending qualified nominees to our Board of Directors and its committees, and, together with the Compensation and Management Development Committee, recommending the compensation of our independent directors and Chairman.	Lynn Schenk (Chair) Alexander J. Denner Brian S. Posner Stephen A. Sherwin William D. Young	10
Finance and Audit	Assists our Board of Directors in its oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the performance of our internal audit function and our accounting and financial reporting processes. The Finance and Audit Committee has the sole authority and responsibility to select, evaluate, compensate and replace our independent registered public accounting firm. The Finance and Audit Committee Report is set forth below.	Nancy L. Leaming (Chair)† Caroline D. Dorsa† Stelios Papadopoulos Brian S. Posner	12
Science and Technology	Assists our Board of Directors in its oversight of our key strategic decisions involving research and development matters and our intellectual property portfolio.	Stephen A. Sherwin (Chair) Richard C. Mulligan Stelios Papadopoulos Eric K. Rowinsky William D. Young	4

†	Audit committee financial expert.

*	During 2010, Messrs. Denner, Pangia, Papadopoulos, Rowinsky and Young and Ms. Schenk served on the Compensation and Management Development Committee. All were independent directors during such service.

During 2010, our standing committees included the Transaction Committee, whose function was to provide oversight of our corporate development, business development and new ventures transaction activities. In 2010, the Transaction Committee met three times and its membership consisted of Messrs. Pangia (Chair), Mulligan, Papadopoulos and Young.

Our Board of Directors met 14 times in 2010. No current director who served on our Board of Directors during 2010 attended fewer than 75% of the total number of meetings of our Board of Directors and the committees on which he or she served. Our independent directors are required to meet without management present twice each year. Independent directors may also meet without management present at such other times as determined by our Chairman, or if requested by at least two other directors. In 2010, our independent directors met without management present 9 times. In addition, we expect all of our directors and director nominees to attend our annual meetings of stockholders. All of our directors at the time attended our 2010 annual meeting of stockholders other than Messrs. Mullen and Ross, who were not continuing as directors, and Ms. Schenk.

Risk Oversight

Our Board of Directors provides oversight of material risks facing the Company. Our Board of Directors regularly receives information about our material strategic, operational, financial and compliance risks and management’s response to and mitigation of such risks. In addition, our risk management systems, including our internal and external auditing procedures, internal controls over financial reporting and corporate compliance programs, are designed in part to inform management and our Board of Directors about our material risks. As part of its risk oversight function, our Board of Directors also reviews our strategies for generating long-term value for our stockholders to ensure that such strategies will not motivate management to take excessive risks.

The committees of our Board of Directors help to oversee our material risks within their particular area of concern. Each committee meets regularly with management to ensure that management has properly identified relevant risks and is adequately monitoring, and where necessary taking appropriate action to mitigate, such risks. The Finance and Audit Committee meets regularly with our Chief Financial Officer, Chief Accounting Officer, Chief Audit Executive and representatives of our independent registered public accounting firm to assess the integrity of our financial reporting processes, internal controls and actions taken to monitor and control risks related to such matters. The Finance and Audit Committee also reviews our policies and internal procedures designed to promote compliance with laws and regulations, and meets regularly with our Chief Compliance Officer and General Counsel to assess the status of compliance activities and investigations. In addition, the Compensation and Management Development Committee oversees risks related to our compensation plans and arrangements, the Corporate Governance Committee oversees risks associated with director independence, conflicts of interest and other corporate governance matters, and the Science and Technology Committee oversees risks associated with our research and development programs and our intellectual property portfolio.

Compensation Risk Assessment

The Compensation Discussion and Analysis (CD&A) section of this Proxy Statement describes our compensation policies, programs and practices for our executive officers. Our goal-setting, performance assessment and compensation decision-making processes described in the CD&A apply to all employees. Our long-term incentive program provides different forms of awards depending upon an employee’s level, but is otherwise consistent throughout the Company. We offer a limited number of cash incentive plans, with employees eligible for either our annual cash incentive plan or a sales incentive compensation plan; no employee is eligible to participate in more than one cash incentive plan at any time. Our annual cash incentive plan is consistent for all participants globally, with the same Company performance goals, payout curves and administrative provisions regardless of the participant’s job level, location or function in the Company. In the CD&A, we describe the risk-mitigation controls for our compensation programs, including the role of our Compensation and Management Development Committee to review and approve the design, goals and payouts under our annual cash incentive plan and long-term incentive program as well as approving each executive officer’s compensation. In addition, we have reviewed the processes, controls and design of our sales incentive compensation plans. Based on our assessment, we believe that our compensation policies, programs and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Finance and Audit Committee Report

The Finance and Audit Committee’s role is to act on behalf of the Board of Directors in the oversight of all aspects of Biogen Idec’s financial reporting, internal control and audit functions. The Finance and Audit Committee has the sole authority and responsibility to select, evaluate, compensate and replace our independent registered public accounting firm. The roles and responsibilities of the Finance and Audit Committee are set forth in the written charter adopted by the Board of Directors, which is posted on our website, www.biogenidec.com, under the “Board of Directors — Corporate Governance” subsection of the “About Us” section of the site. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

In fulfilling its oversight responsibilities, the Finance and Audit Committee reviewed and discussed with management the audited consolidated financial statements contained in Biogen Idec’s 2010 Annual Report on Form 10-K. The Finance and Audit Committee discussed with PricewaterhouseCoopers LLP, Biogen Idec’s independent registered public accounting firm, the overall scope and plans for the audit. The Finance and Audit Committee met with PricewaterhouseCoopers, with and without management present, to discuss the results of its examination, management’s response to any significant findings, its observations of Biogen Idec’s internal controls, the overall quality of Biogen Idec’s financial reporting, the selection, application and disclosure of critical accounting policies, new accounting developments and accounting-related disclosure, the key accounting judgments and assumptions made in preparing the financial statements and whether the financial statements would have materially changed had different judgments and assumptions been made, and other pertinent items related to Biogen Idec’s accounting, internal controls and financial reporting. The Finance and Audit Committee also discussed with representatives of Biogen Idec’s corporate internal audit staff their purpose and authority and their audit plan.

The Finance and Audit Committee also reviewed and discussed with PricewaterhouseCoopers the matters required to be discussed with the Finance and Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Finance and Audit Committee discussed with PricewaterhouseCoopers the independence of PricewaterhouseCoopers from management and Biogen Idec, including the written disclosures and letter concerning independence received from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board. The Finance and Audit Committee has determined that the provision of non-audit services to Biogen Idec by PricewaterhouseCoopers is compatible with its independence.

During 2010, the Finance and Audit Committee provided oversight and advice to management in connection with Biogen Idec’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. In connection with this oversight, the Finance and Audit Committee reviewed a report by management on the effectiveness of Biogen Idec’s internal control over financial reporting. The Finance and Audit Committee also reviewed PricewaterhouseCoopers’ Report of Independent Registered Public Accounting Firm included in Biogen Idec’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 related to its audit of the effectiveness of internal control over financial reporting.

In reliance on these reviews and discussions, the Finance and Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Biogen Idec’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

The Finance and Audit Committee of the Board of Directors:

Nancy L. Leaming (Chair)
Caroline D. Dorsa
Stelios Papadopoulos
Brian S. Posner

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our Compensation and Management Development Committee (which is referred to in this section of the Proxy Statement as the “Committee” or as the “Compensation Committee”) oversees and administers our executive compensation programs. The Committee’s complete roles and responsibilities are set forth in the written charter adopted by our Board of Directors, which can be found at our website, www.biogenidec.com, under the “Board of Directors — Corporate Governance” subsection of the “About Us” section of the site.

Overview

Our executive compensation programs, like those at many companies, are designed to deliver compensation that is competitive with our peer group and that allows us to attract and retain superior talent who can perform effectively and succeed in a demanding business environment. Our compensation programs are also designed to reward performance against pre-established goals and align the interests of our executives with our stockholders. Here are the ways that we achieve those objectives in our programs:

•	We Emphasize Performance-Based Compensation. Of the three principal elements of our executive compensation — salary, annual cash incentive, and long-term incentive — only base salary is not tied directly and meaningfully to company performance. Of the total compensation granted in 2010 to our named executive officers, more than 70% was based on Company or individual performance.

•	We Choose a Meaningful Peer Group. The peer group that we have chosen against which to benchmark our executive compensation is comprised of biotechnology and pharmaceutical companies which are representative of the companies against which we compete for talent.

•	We Select Objective Performance Metrics. Our annual cash incentive program is weighted heavily toward objective performance metrics — revenue, earnings per share (EPS) and pipeline performance — and is variable based on individual performance. Our long-term incentive program consists of cash-settled performance shares and market stock units and payouts that are based on revenue, EPS and/or stock price performance. We believe that the transparency of these objective criteria is good compensation practice and aligns the interests of our executives with our stockholders.

•	We Select the Right Performance Metrics. Performance metrics should not only be objective — they should be the right metrics that are key measures of the strength of the business. We chose revenue, EPS and pipeline progress as our principal metrics for company performance because we believe they are the metrics that drive value for our stockholders.

2010 Highlights

We believe our executive compensation programs are effectively designed and have worked well to implement a pay-for-performance culture that is aligned with the interests of our stockholders. Last year, we implemented some changes, particularly in our long-term incentive awards. In this “Highlights” section, we discuss the financial performance and other factors that guided our compensation decisions for the year and the key changes that we made in our executive compensation programs.

•	Financial Performance. As noted above, revenue and EPS are the key financial performance measures that drive our compensation programs and our business. Our revenue and EPS for 2010 exceeded the targets we set for our compensation programs. Our compensation measure for revenue increased by 11% in 2010 and our compensation measure for EPS increased by 10% in 2010. Stock price performance — a key determinant of payouts under our market stock units — increased 25% in 2010.

•	Long-Term Incentive Awards. In 2010, we revised our long-term incentive (LTI) awards for all of our executives (employees at and above the level of Vice President) to include only performance-based awards in order to align the program more closely with our stockholders. Our cash-settled performance shares are earned in variable amounts based on achievement of annual revenue and EPS targets, with payout based on our stock price. These awards have a three-year service-based vesting period to increase their retention value. Market stock units are earned in variable amounts over a four-year period based on changes in our stock price. These awards combine the leverage of stock options with the retention value of restricted stock, with an increase in the relationship of company compensation expense to value actually delivered.

•	Our Executive Team. Since the beginning of 2010, we have strengthened and broadened our executive team. Newly hired executives include George Scangos, Chief Executive Officer; Francesco Granata, Executive Vice President, Global Commercial Operations; Douglas Williams, Executive Vice President, Research and Development; and Steven Holtzman, Executive Vice President, Corporate Development. John Cox was promoted internally to Executive Vice President, Pharmaceutical Operations & Technology. With these new hires and this promotion, we believe we have an executive team that is in a strong position to achieve growth and deliver value to our stockholders.

•	Executive Retirements. James Mullen retired as our President and Chief Executive Officer in June 2010, Robert Hamm, our former Chief Operating Officer, retired from the Company on December 31, 2010, and Craig Schneier retired as our Executive Vice President, Human Resources, Public Affairs and Communications on March 18, 2011.

Independent Compensation Consultants

The Committee believes that independent advice is important in developing Biogen Idec’s executive compensation program and currently engages Frederic W. Cook & Co., Inc. (Cook) as its independent compensation consultant. Cook reports directly to the Committee and provides guidance on trends in executive and non-employee director compensation, the development of specific executive compensation programs, the composition of the Company’s compensation peer group and other matters as directed by the Committee. During 2010, the Company paid Cook approximately $369,000 in consulting fees directly related to these services. Cook does not provide any other services to Biogen Idec.

Executive Compensation Philosophy and Objectives

Our compensation, benefits and other workplace programs have been selected and designed to achieve the following objectives:

•	to align employees’ rewards with stockholders’ long-term interests;

•	to offer a total compensation opportunity that is competitive within our talent market;

•	to attract and retain superior talent that can perform and succeed in our demanding business environment;

•	to ensure that our top performers receive rewards that are substantially greater than those received by others; and

•	to deliver pay in a cost and tax efficient manner.

What is our compensation program designed to reward?

Our compensation program rewards the achievement of financial, strategic and operational goals set by the Committee and our Board by paying compensation that is competitive with our peers if performance targets are met. Exceeding target performance will result in higher payouts, while falling short of target performance will result in lower payouts.

The performance goals we set, which are consistent with our Board-approved business plan, include:

•	Financial — For 2010, our financial goals were revenue and non-GAAP EPS targets and other measures of financial performance, such as expense management.

•	Strategic — For 2010, our strategic goals were heavily weighted to our product pipeline objectives, along with development and product lifecycle efforts relating to TYSABRI.

•	Operational — For 2010, our operational goals were generally measures of operational performance, such as our production capacity and capability, our efficiency in decision-making and operational activities, and effective recruitment, development and retention of talented employees.

How does the Committee set the performance goals?

The annual goals we set for the Company are tied directly to the Company’s annual budget and support our long-range plan. In setting our annual goals, in addition to our own internal forecasts, we consider analysts’ projections for our performance and the performance of our peers and broad economic and industry trends. We establish challenging targets that result in payouts at target levels only when Company performance warrants it. The Committee is responsible for reviewing and approving our annual Company goals, targets, payout curves and performance results.

Our executive officers’ individual goals for each year are discussed with and subject to the Committee’s approval; this is typically completed before March of each year. Our CEO’s goals are also approved by the Committee with input from the Chairman and the other independent directors. In setting and approving the performance goals for our executive officers and for the Company, the Committee considers the alignment to our business plan and the degree of difficulty of attainment and the potential for the goals to encourage inappropriate risk-taking. The Committee has determined that the goals and how the goals are achieved do not put our patients, investors or the Company at any material risk.

Compensation Program Elements and Pay Level Determination

What is each element of compensation and why is it paid?

The Committee determines the forms of compensation we provide and approves the targeted compensation competitiveness relative to our compensation peer group. The role and purpose for each element of compensation is as follows:

Element	Role and Purpose

Base Salary	• Attract employees and recognize their skills and contributions in conducting our business.
Annual Cash Incentives	• Attain annual Company and individual goals that support long-term value creation.
Long-term Incentives	• Align employees’ interests with our stockholders’ long-term interests. Achieve annual financial goals.
• Promote employee retention and stock ownership, and focus employees on enhancing stockholder value.
Benefits	• Non-Retirement Benefits: promote health, wellness and provide financial protection in the event of disability or death.
• Retirement Benefits: provide efficient ways for employees to save towards their retirement, and encourage savings through competitive matches to employees’ retirement savings.

Each year, the Committee reviews the current compensation program design for its alignment with and support of our pay-for-performance objectives, its overall efficiency and cost-effectiveness, and its design and overall value relative to our peers’ practices and general trends. The Committee also discusses program design recommendations and approves changes to ensure that each compensation element and the overall program design are aligned with their intended role and purpose.

While the Committee considers the general mix of the elements in the design of our compensation program, it does not target a specific mix of value for our compensation elements in either the program design or pay decisions. To more closely tie their compensation to the Company’s overall performance, and to recognize their ability and obligation to affect that performance, our executive officers have more variability in their compensation than non-executives.

Our performance-based approach creates a motivational aspect to our compensation programs, since changes to base salaries, annual incentive payments and LTI awards are all differentiated based on each executive officer’s overall performance rating, and the value realized from LTI awards is based on our Company performance relative to financial goals and our stock price performance.

What factors are considered in determining the amounts of compensation?

The key factors the Committee considers in determining the amounts of compensation that we pay to our executive officers are:

•	External competitiveness — As discussed below, the Committee selects and references an appropriate compensation peer group to ensure that our compensation opportunity for executives is competitive.

•	Company performance — Financial performance targets are a key factor in determining payouts under our annual cash incentive program and our LTI program. In addition, in 2010, strategic objectives played a significant role in the determination of the company multiplier under our annual cash incentive program.

•	Individual performance — How our executive officers perform against individual performance goals is a factor in payouts under our annual cash incentive program. The Committee also considers individual performance in setting base salary levels and in determining our LTI awards.

Each year, in preparation for setting base salary, annual cash incentive opportunity and LTI awards, our CEO discusses with the Committee his assessment of each executive officer’s performance during the prior year. To understand external competitiveness, our CEO and the Committee review a report prepared by Biogen Idec’s compensation group and reviewed by the Committee’s consultant. The report compares the level of compensation of each executive officer other than our CEO relative to external data for comparable positions at our peers, by compensation element. The external data is drawn from compensation surveys and an analysis of our peers’ executive compensation disclosures.

Based on all of these factors, our CEO makes recommendations to the Committee for compensation actions for each executive officer. The Committee considers all of the information presented, discusses our CEO’s recommendations with him and with its consultant and applies its judgment to determine the compensation for each executive officer.

The actual compensation for each executive officer, including our CEO, may be above or below the targeted competitiveness for the position at any time depending principally on our CEO’s and the Committee’s subjective assessment of individual contributions made by the executive officer.

Dr. Scangos joined Biogen Idec in July of 2010.  When setting his compensation at the time he was hired, the Committee reviewed an analysis of peer data that had been prepared by the Committee’s consultant. Using this data, the Committee determined and our Board of Directors approved the forms and levels of Dr. Scangos’ compensation. In addition, because Dr. Scangos joined the Company in the latter half of the year when the performance period was more than half over, his LTI award was in the form of market stock units and time-vested restricted stock units; he was not granted any cash-settled performance shares at that time.

What external market peer group is used for compensation comparisons, and how is it established?

Each year, the Committee’s consultant reviews our peer group for appropriateness, considering such factors as size (e.g., revenue and market capitalization), business comparability (e.g., research-based with multiple marketed products) and geographic scope of operations (e.g., global versus domestic-only presence). Our peer group includes biotechnology and pharmaceutical companies, as we compete with companies in both of these sectors to hire and retain our executives.

Our compensation decisions in February 2010, including base salary increases, target bonus opportunities under our annual cash incentive plan and annual long-term incentive grants, were based on the following peer group, which was approved in May 2009.

Additional Reference
Peer Group		Companies

Biotechnology Peers	Pharmaceutical Peers	King Pharmaceuticals
Amgen	Allergan	Mylan
Celgene	Bristol-Myers Squibb	Watson Pharmaceuticals
Cephalon	Eli Lilly & Co
Genentech	Forest Laboratories
Genzyme	Schering-Plough
Gilead Sciences	Sepracor
Wyeth

During 2010, the Committee removed Genentech, Schering-Plough, Sepracor, and Wyeth from the peer group because those companies were acquired. The following table presents the peer group approved in April 2010:

Additional Reference
Peer Group		Companies

Biotechnology Peers	Pharmaceutical Peers	Life Technologies
Amgen	Allergan	Mylan
Celgene	Bristol-Myers Squibb	Watson Pharmaceuticals
Cephalon	Eli Lilly & Co
Genzyme	Endo Pharmaceuticals
Gilead Sciences	Forest Laboratories

Our compensation decisions after April 2010, including the compensation for Dr. Scangos, were based on the peer group approved in April 2010.

For each of our peers, we analyze the Compensation Discussion and Analysis and other data filed during the prior year to identify those named executive officers whose positions are comparable to those held by our executive officers. We then compile and analyze the data for each comparable position. Our competitive analysis includes the rewards program structure and design, as well as the value of the compensation.

We also use the Towers Perrin U.S. CDB Pharmaceutical Executive Compensation Database (Towers Perrin) and the SIRS Executive Compensation Survey (SIRS) in analyzing the competitiveness of executives’ compensation. For purposes of data for our early 2010 compensation decision-making, all of our named peers except Sepracor participated in the Towers Perrin survey and all of our named peers except Bristol-Myers Squibb, Eli Lilly and Sepracor participated in the SIRS survey. Our analyses from these surveys are based on reports including only those companies that are in our peer group at the time we conduct our analyses. Benchmark compensation surveys are critical to assessing competitive practices and levels of compensation, as the data available in our peers’ public filings addresses only a limited number of our executive positions. We carefully selected these two benchmark compensation surveys based on the number of our peers that participate in the surveys, the number of positions reported by the surveys that are comparable to our executive positions and the standards under which the surveys are conducted, including data collection and analysis methodologies, provisions to ensure confidentiality, and quality assurance practices.

While the Towers Perrin and SIRS benchmark compensation surveys both report LTI data, differences between the surveys in methodology and reporting result in LTI data that is not comparable between the sources. The Towers Perrin survey, as compared to SIRS, has a higher proportion of our named peers as participants, and provides data on a more comparable set of benchmark positions. As a result, we relied on the Towers Perrin survey for benchmark data for our 2010 LTI decisions for our executive-level positions, with the exception of Dr. Scangos, where we relied on data publicly reported by our named peers.

Description of the structure of each element of compensation

Base salaries are set based on individual performance, external competitiveness, retention and internal equity

We pay our executive officers a salary to provide a baseline level of compensation that is competitive with the external market and which reflects each executive’s past performance, experience, responsibilities and potential to contribute to our future success. Although this subjective assessment of an executive officer’s contributions plays a role in determining that executive’s base salary, overall Company performance does not influence our base salaries. In recommending and determining individual base salaries, our CEO and the Committee consider the factors described in the previous section of this report. Base salary increases from 2009 to 2010 for all of our executive officers averaged 5.375% and ranged from 0% to 10%. These increases were approved in February 2010 as part of our annual compensation planning process. The 2010 base salary for each of our named executive officers, other than Dr. Schneier, was below the median of our peer group.

Annual cash incentives motivate our executive officers to meet and exceed our short-term goals

We maintain an annual cash incentive plan that rewards short-term financial, strategic and operational performance. Our annual incentive opportunities, which are expressed as a percentage of base salary, are targeted near the median of our peer group. The Committee reviews our annual target incentive opportunities each year to ensure they are competitive. For 2010 and 2011, our target annual cash incentive opportunity percentages were not increased from the levels set in 2009. The approved targets reflected the median targets provided by our peers. The 2010 target total cash compensation (base salary plus annual cash incentives at target performance) for each of our named executive officers was below the median of our peer group.

The Committee approves all Company goals and payout curves for the annual cash incentive plan based on its review and discussion of recommendations made by our CEO.

For the 2010 Annual Cash Incentive Plan, we selected Company goals and assigned weights that reflected the Company’s established financial, strategic and operational objectives. In 2010, we assigned a total of 60% weight to financial goals and 40% to strategic and operational goals. These goals and weights reflected the importance of linking reward opportunities to both near-term results and our progress toward longer-term results, and aligned management incentives with the enhancement of long-term stockholder value.

We consistently set our performance targets based on the annual budget and long-range plan approved by our Board of Directors and with reference to analyst consensus for Biogen Idec revenue and non-GAAP EPS based on the most current analyst reports at the time we set our targets. The following presents our targets relative to analyst consensus for the years 2008 through 2010.

	2008		2009		2010
		Non-		Non-		Non-
		GAAP		GAAP		GAAP
	Revenue	EPS	Revenue	EPS	Revenue	EPS

Wall Street Estimates
High	$3,946	$3.55	$4,940	$4.44	$4,800	$4.65
Average	$3,542	$3.21	$4,472	$3.96	$4,519	$4.44
Low	$3,351	$2.74	$4,134	$3.36	$4,257	$4.18
Biogen Idec Targets
Target	$3,806	$3.35	$4,418	$4.15	$4,707	$4.60
Biogen Idec Target vs. Wall Street Average	107%	104%	99%	105%	104%	104%

The following table shows the Company goals and weighting that the Committee set for the 2010 Annual Cash Incentive Plan and our degree of attainment of these goals.

2010 Annual Cash Incentive Plan Company Targets and Results

						Payout
						Factor for
		Target Performance Range				2010 Plan
Company Goals	Weight	Threshold	Target	Maximum	Results	Year

Revenue (1)	30%	$4,527M	$4,707M	$4,852M	$4,778M	124%
		We exceeded our target revenue, and our adjusted revenue for 2010 was 11% higher than our adjusted revenue for 2009.
Earnings Per Share (2)	30%	$4.35	$4.60	$4.85	$4.76	132%
		We recorded our seventh consecutive year of double-digit EPS growth and exceeded our target 2010 EPS.
Achieve late stage pipeline objectives	20%	We met or exceeded three of our late stage pipeline objectives during 2010.				70.5%
Achieve early stage pipeline objectives	6%	We completed three early stage pipeline transitions during 2010. We canceled or delayed four programs as part of our portfolio review.				50%
Initiate JCV assay activities	6%	We initiated our JCV assay studies in the U.S. and the E.U. ahead of schedule.				125%
Initiate and progress SURPASS	4%	We did not meet our threshold level of performance for this trial.				0%
Joint approval of TYSABRI development plan	4%	Our TYSABRI plan was completed ahead of schedule.				150%
Weighted Company Performance Multiplier (Numbers may not foot due to rounding)						108%

Notes to 2010 Annual Cash Incentive Plan Company Targets and Results Table

(1)	For purposes of the 2010 Annual Cash Incentive Plan, this performance metric is based on reported revenue adjusted to reflect the foreign exchange rate used to establish the target performance range. Our reported revenue for 2010 was $4,716M. For purposes of determining the annual cash incentive, we increased our reported revenue by $83.4M due to the unfavorable foreign exchange rate impact included in our reported revenue compared to our budgeted amount and we decreased our reported revenue by $21.3M due to receipt of a cumulative underpayment, for periods prior to 2010, of RITUXAN royalties owed to us.

(2)	For purposes of the 2010 Annual Cash Incentive Plan, this performance metric is based on our publicly reported non-GAAP diluted EPS with further adjustments as described below. The reconciliation from GAAP to non-GAAP diluted EPS consists of adjustments related to the impact of: amortization of acquired intangible assets; charges related to stock options; restructuring related matters; expenses paid to us by Cardiokine Biopharma LLC; non-controlling interest associated with the consolidation of Knopp and Neurimmune; acquired in-process research and development related to the consolidation of Knopp and the contingent consideration payment made associated with the 2007 Syntonix acquisition; and the tax effect of these adjustments. Our reported non-GAAP diluted EPS for 2010 was $5.15. For purposes of the 2010 Annual Cash Incentive Plan, we reduced non-GAAP EPS by: (1) $0.26 per share to reflect the net benefit to EPS of our share repurchase activity in 2010; (2) $0.05 per share to reflect receipt of the cumulative underpayment of RITUXAN royalties owed to us; (3) $0.03 per share relating to the impact of our restructuring; and (4) $0.06 per share to reflect the impact of the R&D tax credit. Numbers may not foot due to rounding.

The plan provides for a range of payout from 0% to 150% for each Company goal and the Company Multiplier as a whole, and from 0% to 225% for the Individual Multiplier. If either the Company Multiplier or the Individual

Multiplier is 0%, there is no payout. Our 2008 Performance-Based Management Incentive Plan limits the combined Company Multiplier and Individual Multiplier to 225% for our named executive officers.

We determine the individual cash incentive payments using the following calculation:

Company Multiplier x Individual Multiplier x Incentive Target (%) x Annual Base Salary

The Company Multiplier represents a percentage that for 2010 was the weighted average of the results of the two financial goals and the strategic goals. The table above provides a detailed description of our performance against these goals. Based on these results, the Committee approved a 108% Company Multiplier for 2010.

The Individual Multiplier reflects each executive’s overall performance rating as part of our performance assessment process. Unlike our formulaic calculation of performance versus Company goals in determining the Company Multiplier, each named executive officer’s Individual Multiplier is based on a subjective evaluation of overall performance and consideration of the achievement of individual goals established at the beginning of the year. For 2010, Dr. Scangos recommended to the Committee an Individual Multiplier for each named executive officer other than himself based on his assessment of their individual contributions for the full year. The Committee considered all of the information presented, discussed our CEO’s recommendations with him and its consultant, and applied its judgment to determine the Individual Multiplier for each named executive officer. Consistent with our agreements with Mr. Mullen and Mr. Hamm, their annual cash incentive for 2010 was determined without reference to an Individual Multiplier. Our Board of Directors determined Dr. Scangos’ Individual Multiplier based on its assessment of his performance.

In its evaluation, the Committee assigned Individual Multipliers to our named executive officers of between 100% and 160% based on the following accomplishments during 2010:

George A. Scangos

•	Achieved $4,716M reported revenue and $5.15 reported non-GAAP EPS versus targets of $4,706M and $4.60, respectively.

•	Identified and took significant actions to rationalize the organizational structure and focus the company, expected to result in $300M of annual operating expense savings.

•	Evaluated and reprioritized our R&D pipeline.

•	Clarified and focused corporate strategy.

•	Made progress in defining and beginning to build a culture of excellence that values a tighter focus on priorities, faster decision making, enhanced accountability and improved teamwork.

•	Recruited outstanding individuals to head the R&D and Corporate Development organizations.

•	Improved relations with partners, including renegotiation of our collaboration with Genentech.

•	Strengthened pipeline through in-licensing,

•	Initiated strong program management system to improve speed and quality of decision making on portfolio programs.

Paul J. Clancy

•	Achieved $4,716M reported revenue, $5.15 reported non-GAAP EPS and $2.2B core operating expenses versus targets of $4,706M, $4.60 and $2.2B, respectively.

•	Continued to build effective investor relations.

•	Improved the Company’s operating efficiencies and asset optimization.

•	Improved our external reporting, financial forecasting and planning and tax and treasury planning.

•	Developed succession plans and career plans for finance senior management.

Francesco Granata

•	Increased combined AVONEX and TYSABRI revenue to $3,492M versus a target of $3,471M and provided total contribution of $3,263M versus a target of $3,155M.

•	Renewed the commercial leadership team.

•	Implemented operational efficiencies.

•	Increased collaboration with R&D in product development and lifecycle management.

•	Improved commercial readiness, such as Oral Offense plan, brand plans.

Craig E. Schneier

•	Built and improved the Company’s leadership talent.

•	Designed and implemented effective organizations.

•	Recruited, hired and integrated highest-quality talent.

•	Designed and implemented compensation, benefits, development and other programs that attract, retain, and motivate talent.

•	Enhanced the Corporate image and reputation through our public affairs efforts.

Susan H. Alexander

•	Supported the Board, CEO transition and SEC disclosure requirements.

•	Provided transactional and litigation support.

•	Continued to rationalize the intellectual property portfolio.

•	Facilitated pipeline advancement.

In addition to the established goals, the Committee reviews on a qualitative basis each named executive officer’s other contributions that are not covered by the individual performance goals, leadership competencies and relative performance among our named executive officers.

Based on the Committee’s evaluation, and our Board of Directors’ evaluation for Dr. Scangos, it determined the 2010 Individual Multipliers as set forth in the following table.

				Bonus
		Company	Individual	Target
Name	Salary as of 12/31/2010	Multiplier	Multiplier	(% of Salary)		Bonus Payout

George A. Scangos	$1,200,000 (prorated at $558,840 for 2010)	108%	160%	125%	=	$1,207,094
Paul J. Clancy	$583,000	108%	110%	55%	=	$380,932
Francesco Granata	$600,000	108%	110%	55%	=	$392,040
Robert A. Hamm	$752,500	N/A	N/A	75%	=	$564,375
Craig E. Schneier	$522,500	108%	100%	55%	=	$310,365
Susan H. Alexander	$535,500	108%	100%	55%	=	$318,087

In accordance with his employment agreement and consistent with the design of our annual cash incentive plan, Dr. Scangos’ annual cash incentive for 2010 was prorated from his first day of employment, as shown in the above table. Consistent with our agreement with Mr. Mullen, upon his retirement on June 8, 2010 he received a prorated target bonus that was determined without reference to the Company Multiplier or an Individual Multiplier. Based on his role in the transition of his responsibilities during 2010, Mr. Hamm’s annual cash incentive for 2010 was paid at target.

Long-term incentives align future earnings potential with Company performance and stockholder interests

In 2010, we changed our LTI program so that all annual LTI awards granted to our executive officers and all executives at and above the level of Vice President will be performance based. Our 2010 LTI program consists of cash-settled performance shares and market stock units, in contrast to our grants of 2009 LTI awards consisting of time-vested restricted stock units (RSUs), performance-vested RSUs and time-vested stock options. We still grant RSUs to executives, but only for the year of hire for those executives who start employment on or after July 1st, as the performance period for cash-settled performance shares is substantially in progress at their time of hire. As part of our re-design of the LTI program, we eliminated promotion LTI grants for promotions after February 2010. Our LTI program for 2011 continues to grant cash-settled performance shares and market stock units to our executives.

Our LTI award grant values are differentiated based on individual performance and our awards provide opportunities that align compensation with stockholders’ interests and Company performance. In addition, our LTI grants reinforce our goal to retain top talent through multi-year vesting requirements.

Our 2010 cash-settled performance share awards had a one-year performance period based equally on revenue and EPS results versus goals. We selected these measures to reinforce the importance of achieving and exceeding our revenue and earnings goals. If the targets were achieved, 100% of the granted cash-settled performance shares would be eligible to vest. However, if performance was below or above target, the number of cash-settled performance shares eligible to vest would be similarly below or above target, based on the level of performance we achieved.

For the 2010 LTI grant of cash-settled performance share awards, we used the same revenue and EPS goals as the 2010 Annual Cash Incentive Plan and weighted them equally. We attained 128% of these two goals combined, resulting in our executives earning 128% of the number of cash-settled performance shares originally granted to them. The 2010 cash-settled performance shares remain subject to service-based vesting over the three years from the grant date and the value an executive may earn with respect to these awards will be determined at the time each portion of the award vests, as described above.

These awards support the Company’s employee retention objectives through a three-year service-based vesting period. These awards are also aligned to stock price performance because they will be settled in cash based on the then-current 60-calendar day trailing average stock price through the applicable vesting date. Since no shares are issued, these awards will not dilute stockholders’ equity.

Market stock units are restricted stock units with the number of units earned based on stock price performance (measured as the then-current 60-calendar day trailing average) between the date of grant and each of the four annual vesting dates. If the target is achieved, 100% of the market stock units will vest. However, if performance is below or above target, the market stock units that will vest will be similarly below or above target, based on the level of performance actually achieved. If performance is below the minimum threshold, the award is forfeited. This ties executive compensation over the four-year vesting period even more directly to our stock price performance. At vesting, these awards are settled in shares of our stock.

For the 2010 LTI grants of market stock units, one-fourth will become eligible to vest in 2011 and the number of shares earned for that vesting will be determined on the vesting date. For the market stock units vesting in February 2011, our stock price performance was 123% of target, so our executives received an additional 23% market stock units above the number subject to the February 2011 vesting.

2010 LTI grant values reflected market practice and executive performance

We generally grant our LTI awards at the beginning of each year. Before approving our 2010 target LTI grant values, the Committee reviewed data on our peers’ LTI grant values from the Towers Perrin survey referred to above in the subsection titled “What external market peer group is used for compensation comparisons, and how is it established?” and publicly available data for LTI compensation expense and aggregate share usage among our peers. The Committee approved target LTI grant values for 2010, increasing our 2010 LTI grant guideline values for our executive vice presidents and reducing the values for most other levels. The resulting target LTI grant values for our named executive officers for 2010 were below the median of the values granted by our market peers.

Our LTI grant guidelines significantly differentiate LTI grants based on individual performance and position level. As in prior years, the 2010 LTI grant guidelines approved by the Committee were segmented by overall performance rating, ensuring that top performing employees receive noticeably larger grants than those with average performance. Specifically, our 2010 LTI grant guidelines for our middle-performing employees ranged from 75% to 125% of the target grant value, the guidelines for our highest-performing employees ranged from 130% to 200% of the target grant value, and LTI grant guidelines for our lowest-performing employees ranged from 0% to 60% of the target grant value. This approach allows us to meaningfully reward and effectively retain those employees who have the demonstrated potential to make the greatest contributions to our long-term success and to differentiate their rewards from those received by other employees.

We have a consistent annual grant pattern that follows the completion of our internal performance reviews as well as our external analyses that include a review of peer equity practices and the data from the Towers Perrin survey described earlier. Since 2004, we have made our annual merit equity grant in February of each year following our annual earnings release. The date of each annual merit grant is the date upon which the Committee approves the individual grants with the exception of grants to our CEO for whom grants require Board of Directors approval and are thus granted on the date of that approval. Other grants, such as those in connection with a new hire, are granted on the first trading day of the month following the date of hire.

Our annual LTI grants to our named executive officers in 2010 reflected their contributions to our results in 2009 and ranged from 90% to 160% with an average of 118% of the target LTI grant value. The value that will be realized from the cash-settled performance share grants depends on our 2010 Company revenue and EPS performance (as described above) and our stock price on each of the vesting dates. The value that will be realized from the market stock unit grants depends on our stock price on each of the vesting dates. Our stock price is dependent on both our Company’s performance and external market factors.

Benefits

In addition to participating in the benefit programs provided to all employees (for example, our employee stock purchase plan and medical, dental, vision, life and disability insurance), we provide some supplemental benefits to executives. These benefits include:

•	Life Insurance. All of our U.S. executives, including our named executive officers, receive Company-paid term life insurance equal to three times annual base salary, up to a maximum benefit of $1,500,000. Employees who are not executives receive Company-paid term life insurance equal to two times their annual base salary. The additional value of Company-provided life insurance for our executive officers reflects competitive practices and is consistent with our philosophy to provide appropriate levels of financial security for all of our employees. The cost of Company-paid life insurance in excess of a $50,000 insurance level is taxable income to U.S. employees and is not grossed up by the Company.

•	Tax Preparation, Financial and Estate Planning. Our named executive officers, other than our CEO, are eligible for reimbursement of expenses incurred for tax preparation, financial and/or estate planning services, as well as the purchase of tax preparation and/or financial planning software, subject to annual expense limits of $7,500. Such reimbursements are considered taxable income to our executives and are not grossed up by the Company.

Retirement Plans

We maintain a Supplemental Savings Plan (SSP) which covers our executive officers and other management employees in the U.S. We offer this plan as part of the retirement savings component of our benefits program. We designed it to be competitive with the nonqualified deferred compensation plans offered by our peers. Details of the SSP are presented in the narrative preceding the 2010 Non-Qualified Deferred Compensation Table.

Post-termination Compensation and Benefits

We provide severance benefits to all of our executives if they are terminated without cause or in certain other instances following a corporate transaction or a change in control. The terms of these arrangements and the amounts payable under them are described below for each named executive officer in the subsection titled “Potential Payments Upon Termination or Change in Control.” We provide these benefits because we believe that some protection is necessary so that our executives maintain their focus when providing advice to the Company and making strategic decisions about a potential corporate transaction or change in control, and to demonstrate effective leadership in the closing and integration of approved transactions.

Stock Ownership Requirement

We maintain share ownership requirements for our executive officers to strengthen the link our compensation programs create between our executives and our stockholders. Our current policy requires each named executive officer to maintain share or share-equivalent holdings as shown in the following table:

Share Requirement

CEO	75,000
Executive Vice Presidents	10,000

Our policy became effective for all current executive officers upon its adoption in 2009 and was amended in 2010 to give newly-elected executive officers five years from initial election to meet the requirement. Shares owned outright, unvested time-vested restricted stock units and earned but unvested performance-vested restricted stock units are credited toward the share ownership requirement. The policy requires retention of vested shares for any executive officer who does not maintain share ownership at or above the policy requirements. All of our executive officers currently meet or are on track to meet the share ownership requirement within five years from their initial election.

Recoupment of Compensation

We maintain policies to recover compensation from our employees who engage in detrimental or competitive activity. Detrimental activity includes any action or failure to act that constitutes financial malfeasance that is materially injurious to the Company, violates our Code of Business Conduct, results in restatement of our earnings or financial results or results in a violation or breach of law or contract. Competitive activity includes any action or failure to act that violates non-disclosure, non-competition and/or non-solicitation agreements. Our 2008 Performance-Based Management Incentive Plan provides for the forfeiture and/or repayment of awards and our 2008 Omnibus Equity Plan also provides for the cancellation of LTI awards in these circumstances.

Tax-Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1 million the amount a company may deduct for compensation paid to its CEO or any of its other three named executive officers (excluding the Chief Financial Officer). This limitation does not, however, apply to compensation meeting the definition of qualifying performance-based compensation.

Management regularly reviews the provisions of our plans and programs, monitors legal developments and works with the Committee and its consultant to preserve Section 162(m) tax deductibility of compensation payments. Changes to preserve tax-deductibility are adopted to the extent reasonably practicable, consistent with our compensation policies and as determined to be in the best interests of the Company and our stockholders. Amounts of base salary above $1,000,000 and the time-vested restricted stock units to our CEO are not deductible. For 2010, our 2010 cash-settled performance share and market stock unit LTI grants were tax-deductible compensation under Section 162(m). For 2010, our annual cash incentive plan payouts were tax-deductible compensation under Section 162(m) for each of our named executive officers other than Dr. Granata.

Compensation and Management Development Committee Report

The Compensation and Management Development Committee furnishes the following report:

The Committee has reviewed and discussed the Compensation Discussion and Analysis with Biogen Idec management. Based on this review and discussion, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by,

Robert W. Pangia (Chair)
Alexander J. Denner
Eric K. Rowinsky
Lynn Schenk

Summary Compensation Table

The following table shows the compensation paid to or earned by our named executive officers during the years ended December 31, 2008, December 31, 2009 and December 31, 2010, for the year(s) in which he or she was a named executive officer.

						Non-Equity Incentive		Change in
						Plan		Pension Value
						Compensation ($)		and
						Annual		Nonqualified
						Cash		Deferred
				Stock	Option	Incentive	Retention	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Plan	Bonus Plan	Earnings	Compensation	Total
Position	Year	($)	($) (1)	($) (2)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6) (7)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

George A. Scangos	2010	516,923	500,000	6,894,906		1,207,094		88	288,590	9,407,601
Chief Executive Officer
James C. Mullen (8)	2010	793,846	653,400	4,114,424	14,529,029			122,955	122,405	20,336,059
Former President and CEO	2009	1,204,615		4,999,901	2,379,233	1,440,000		163,340	253,077	10,440,166
	2008	1,192,308		3,750,132	3,627,275	2,400,000		96,352	257,919	11,323,986
Paul J. Clancy	2010	572,808		1,406,234		380,932		7,598	52,170	2,419,742
EVP and Chief Financial	2009	524,231		999,951	475,884	279,840		6,456	101,039	2,387,401
Officer	2008	492,308		1,250,246	918,891	393,250	750,000	5,321	48,655	3,858,671
Robert A. Hamm	2010	746,250		4,017,547		564,375		36,291	84,419	5,448,882
Former Chief Operating	2009	657,231		1,313,182	631,464	596,160		37,575	113,956	3,349,568
Officer	2008	473,231		850,262	822,276	360,360	720,000	21,947	51,340	3,299,416
Francesco Granata	2010	542,308	400,000	1,707,505		365,185		275	257,572	3,272,845
EVP, Global Commercial Operations
Craig E. Schneier	2010	518,204		2,008,772		310,365		74,165	58,377	2,969,883
Former EVP, HR, Public Affairs and Communications	2009	496,283		933,420	444,170	290,493		71,177	100,419	2,335,962
Susan H. Alexander	2010	533,000		1,255,305		318,087		8,762	47,047	2,162,201
EVP and General Counsel	2009	518,173		933,420	444,170	234,498			99,603	2,229,864

Notes to Summary Compensation Table

(1)	The amounts in column (d) for Drs. Scangos and Granata reflect a one time cash payment in connection with their initial employment with the Company. The amount in column (d) for Mr. Mullen reflects the prorated target bonus he received upon his retirement on June 8, 2010.

(2)	The amounts in column (e) and (f) reflect the grant date fair value for awards granted during 2010, 2009 and 2008, except that the 2010 amounts for Mr. Mullen reflect the incremental expense recognized by the Company as a result of the modification of Mr. Mullen’s awards and options, as provided in his transition agreement. The amount in column (e) for Dr. Scangos for 2010 represents market stock units (MSUs) and restricted stock units (RSUs). The amounts in column (e) for Mr. Mullen in 2009 and 2008, and for all other executives for 2010, 2009 and 2008 represent: for 2010, MSUs and cash settled performance shares (CSPS); for 2009, RSUs and Performance Vested RSUs; and for 2008, RSUs. The fair values for MSUs are estimated as of the date of grant using a lattice model with a Monte Carlo simulation. Assumptions used in this calculation are included on page F-44 in footnote 15 of our 2010 Annual Report on Form 10-K.

The amounts in column (f) reflect the fair value of stock option grants awarded in 2009 and 2008 and are estimated as of the date of grant using a Black-Scholes option pricing model. Assumptions used in this calculation are included on page F-35 in footnote 12 of our 2009 Annual Report on Form 10-K, and on page F-33 in footnote 6 of our 2008 Annual Report on Form 10-K. The fair values for the MSUs and CSPS granted in 2010 are based on target performance. The table below shows the target and maximum payouts possible for these awards based on the value at the date of grant and the payout ranges.

	Target	Maximum
Executive Officer	Payout ($)	Payout ($)

Dr. Scangos	3,520,000	5,280,000
Mr. Clancy	1,406,234	2,459,359
Mr. Hamm	4,017,547	7,026,346
Dr. Granata	1,707,505	2,986,269
Dr. Schneier	2,008,772	3,513,171
Ms. Alexander	1,255,305	2,195,396

(3)	The amounts in column (g) reflect actual bonuses awarded under our annual cash incentive plan which is discussed on page 27 of this Proxy Statement.

(4)	The amounts in column (h) reflect actual bonuses awarded under our performance-based cash retention program for 2008.

(5)	The amounts in column (i) reflect earnings in the Supplemental Savings Plan (SSP) that are in excess of 120% of the average applicable federal long-term rate. The federal long-term rate for 2010 applied in this calculation is 4.83%, the federal long-term rate effective in January 2010 when the Fixed Rate Option (FRO) was established for 2010. The federal long-term rate for 2009 applied in this calculation is 4.21%, the federal long-term rate effective in January 2009 when the FRO was established for 2009. The federal long-term rates for 2008 applied in this calculation were 5.05% in the first quarter, 5.26% in the second quarter, 5.40% in the third quarter and 5.25% in the fourth quarter. Details of the SSP are presented in the narrative preceding the 2010 Non-Qualified Deferred Compensation Table.

(6)	The amounts in column (j) for 2010 reflect the following:

			Personal
	Company		Financial	Value of
	Matching	Company	and	Company-
	Contribution	Contribution	Tax Planning	Paid Life
	to 401(k)	to SSP	Reimbursement	Insurance
Executive Officer	Plan Account ($)	Account ($)	(9) ($)	Premiums ($)	Other(7) ($)

Dr. Scangos	8,492	16,315		954	262,829
Mr. Mullen	14,700	88,315	16,282	3,108
Mr. Clancy	14,700	36,459		1,011
Mr. Hamm	14,700	65,845	2,500	1,374
Dr. Granata	14,700	17,838	5,602	1,145	218,287
Dr. Schneier	14,700	33,822	8,900	955
Ms. Alexander	14,700	31,350		997

(7)	The amount for Dr. Scangos reflects benefits under our executive relocation policy ($227,829) and a taxable reimbursement of expenses for independent legal review of our employment offer ($35,000). The amount for Dr. Granata reflects benefits under our executive relocation policy.

(8)	Mr. Mullen retired on June 8, 2010. Mr Mullen’s salary includes payment for accrued but unused vacation, consistent with our practice for all U.S. employees at termination. Mr. Mullen was not awarded any equity during 2010.

(9)	Dr. Scangos is not eligible to participate in our personal financial and tax planning reimbursement program. Mr. Mullen was eligible for a maximum annual benefit of $50,000 under this program. The total personal financial and tax planning reimbursement for Dr. Schneier reflects expenses incurred in 2009 and 2010 and reimbursed during 2010.

2010 Grants of Plan-Based Awards

The following table shows additional information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2010.

									All Other	All Other
									Stock	Option
									Awards:	Awards:		Grant Date
									Number of	Number of	Exercise	Fair
			Estimated Future Payouts Under			Estimated Future Payouts Under			Shares	Securities	Price of	Value of
			Non-Equity Incentive Plan Awards(2)			Equity Incentive Plan Awards			or	Underlying	Option	Stock and
			Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name (1)	Grant Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards (3)
(a)	(b)	Notes	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

George A. Scangos	07/15/10	(4)							63,165			$3,374,906
	07/15/10	(5)				28,453	56,905	85,358				$3,520,000
	07/15/10	(6)	$750,000	$1,500,000	$2,250,000
Paul J. Clancy	02/23/10	(5)				5,708	11,415	17,123				$706,216
	02/23/10	(7)				6,335	12,670	25,340				$700,018
	02/23/10	(6)	$160,325	$320,650	$480,975
Robert A. Hamm	02/23/10	(5)				16,305	32,610	48,915				$2,017,497
	02/23/10	(7)				18,100	36,200	72,400				$2,000,050
	02/23/10	(6)	$282,188	$564,375	$846,563
Francesco Granata	02/23/10	(5)				6,930	13,860	20,790				$857,484
	02/23/10	(7)				7,693	15,385	30,770				$850,021
	02/23/10	(6)	$165,000	$330,000	$495,000
Craig E. Schneier	02/23/10	(5)				8,153	16,305	24,458				$1,008,747
	02/23/10	(7)				9,050	18,100	36,200				$1,000,025
	02/23/10	(6)	$143,688	$287,375	$431,063
Susan H. Alexander	02/23/10	(5)				5,095	10,190	15,285				$630,427
	02/23/10	(7)				5,655	11,310	22,620				$624,878
	02/23/10	(6)	$147,263	$294,525	$441,788

Notes to 2010 Grants of Plan-Based Awards Table

(1)	Under the terms of his retirement agreement, Mr. Mullen did not receive any grants of plan-based awards in 2010.

(2)	Reflects the estimated future payouts for each named executive officer as of the grant date.

(3)	Represents the full grant date fair value as determined in accordance with accounting standards for stock compensation.

(4)	The award in column (i) for Dr. Scangos reflects time-vested restricted stock units (RSU). Consistent with our LTI program for executives, Dr. Scangos was awarded RSUs in lieu of cash-settled performance shares (CSPS) as his employment began after June 30, 2010. These RSUs vest ratably over three years.

(5)	Annual grant of market stock units (MSU). These are performance stock units tied to the change in our stock price between the grant date and each of four annual vesting dates. The number earned will be determined on each vesting date. Columns (f), (g) and (h) represent the number of MSUs earned at the threshold of 50%, target, and the maximum of 150%, respectively. The award becomes eligible to vest ratably over four years. These awards are described on page 31 of this Proxy Statement.

(6)	Annual cash incentive plan. The amounts shown in column (d) represent the 2010 target payout amount based on the target incentive percentage applied to each executive’s base salary as of December 31, 2010. For 2010, the bonus targets were 125% of salary for Dr. Scangos, 75% of salary for Mr. Hamm, and 55% of salary for Messrs. Clancy, Granata and Schneier and Ms. Alexander. The amounts in columns (c), (d) and (e) assume that the named executive officer’s Individual Multiplier is 100%. Columns (c), (d) and (e) represent a payment if the Company Multiplier were 50%, 100% and 150%, respectively. The amounts for Dr. Scangos reflect annualized opportunities; his actual bonus for 2010 was prorated based on his hire date. This plan is described on page 27 of this Proxy Statement.

(7)	Annual grant of cash-settled performance shares (CSPS). These are performance stock units tied to our 2010 financial performance and 2010-2012 stock price performance. The number earned is determined in early 2011 based on actual 2010 revenue and earnings per share performance versus target, and will vest ratably over three years. These awards are settled in cash at vesting based on our then-current stock price. Columns (f), (g) and (h) represent the number of CSPSs earned if the Company Multiplier were 50%, 100% and 150%, respectively. These awards are described on page 31 of this Proxy Statement.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table summarizes the equity awards that were outstanding as of December 31, 2010 for each of our named executive officers.

			Option Awards(1)					Stock Awards(2)
										Equity	Equity
										Incentive	Incentive
										Plan	Plan
										Awards:	Awards:
					Equity					Number	Market
					Incentive					of	Value of
					Plan			Number of	Market	Unearned	Unearned
					Awards:			Shares	Value of	Shares,	Shares,
			Number of	Number of	Number of			or Units	Shares or	Units or	Units or
			Securities	Securities	Securities			of Stock	Units of	Other	Other
			Underlying	Underlying	Underlying			That	Stock	Rights	Rights
			Unexercised	Unexercised	Unexercised	Option		Have	That	That	That
			Options	Options	Unearned	Exercise	Option	Not	Have Not	Have Not	Have Not
			Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Grant Date		(#)	(#)	(#)	($)	Date (1)	(#) (2)	($) (3)	(#) (4)	($) (3)
(a)	(b)	Notes	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

George A. Scangos	07/15/10	(4)(c)								28,453	$1,907,740
	07/15/10							63,165	$4,235,213
James C. Mullen (5)	02/17/05	(6)	325,000			$67.57	06/08/13
	02/13/08		166,100			$63.24	06/08/13
Paul J. Clancy	03/05/01	(7)	28,750			$58.99	03/04/11
	12/14/01		4,761			$49.03	12/13/11
	12/06/02		10,005			$37.45	12/05/12
	02/06/04		13,000			$43.50	02/05/14
	02/17/05		8,400			$67.57	02/16/15
	02/06/06		10,990			$44.24	02/05/16
	08/01/06		6,000			$41.03	07/31/16
	02/12/07		13,575	4,525		$49.31	02/11/17
	09/04/07		15,000	5,000		$63.55	09/03/17
	02/12/08		21,970	21,970		$60.56	02/11/18
	02/12/08							5,230	$350,672
	08/01/08							2,000	$134,100
	02/24/09		6,696	20,089		$49.65	02/23/19
	02/24/09	(4)(a)								6,646	$445,614
	02/24/09							6,713	$450,107
	02/23/10	(4)(b)								16,218	$1,087,417
	02/23/10	(4)(c)								5,708	$382,688
Robert A. Hamm (8)	02/17/05		11,250			$67.57	12/31/13
	02/06/06		20,450			$44.24	12/31/13
	02/12/07		29,175			$49.31	12/31/13
	11/01/07		6,900			$72.87	12/31/13
	02/12/08		39,320			$60.56	12/31/13
	02/24/09		25,000			$49.65	12/30/13
	04/01/09		9,740			$51.88	12/30/13
	02/23/10	(4)(c)								16,305	$1,093,250
Francesco Granata	02/23/10	(4)(b)								19,693	$1,320,416
	02/23/10	(4)(c)								6,930	$464,657
Craig E. Schneier	02/17/05		56,250			$67.57	02/16/15
	02/12/07			9,725		$49.31	02/11/17
	02/12/08		19,660	19,660		$60.56	02/11/18
	02/12/08							4,680	$313,794
	02/24/09		6,250	18,750		$49.65	02/23/19
	02/24/09	(4)(a)								6,204	$415,978
	02/24/09							6,266	$420,135
	02/23/10	(4)(b)								23,168	$1,553,414
	02/23/10	(4)(c)								8,153	$546,625
Susan H. Alexander	01/30/06		40,000			$44.73	01/29/16
	02/15/06		20,000			$45.72	02/14/15
	02/12/07		22,350	7,450		$49.31	02/11/17
	02/12/08		19,660	19,660		$60.56	02/11/18
	02/12/08							4,680	$313,794
	08/01/08							2,000	$134,100
	02/24/09		6,250	18,750		$49.65	02/23/19
	02/24/09	(4)(a)								6,204	$415,978
	02/24/09							6,266	$420,135
	02/23/10	(4)(b)								14,477	$970,683
	02/23/10	(4)(c)								5,095	$341,620

Notes to Outstanding Equity Awards At 2010 Fiscal Year-End Table

(1)	All stock option grants were granted with a ten-year term and remain exercisable through the end of the date noted. Stock option grants vest 25% over the first four anniversaries of grant unless otherwise noted.

(2)	Time-vested restricted stock units (RSU) vest 33% on the first three anniversaries of grant.

(3)	The market value of awards is based on the closing price of our stock on December 31, 2010 ($67.05) as reported by the NASDAQ Global Select Market.

(4)	Performance based stock awards granted in 2009 and 2010:

a)	Performance-vested restricted stock units (PVRSU) granted in 2009 were subject to the attainment of revenue and earnings per share performance criteria during 2009. Based on our performance, 99% of the number granted became eligible to vest ratably on the first three anniversaries of the grant date; the other 1% of the number granted were cancelled.

b)	Cash-settled performance shares (CSPS) granted in 2010. Columns (j) and (k) reflect the number earned based on our 2010 financial performance and December 31, 2010 stock price. The number earned vests ratably over three years and the cash payout will be based on our 60-day average stock price at vesting. These awards are described on page 31 of this Proxy Statement.

c)	Market stock units (MSU) granted in 2010. These are performance stock units tied to the change in our stock price between the dates of grant and vesting. The number granted is eligible to vest ratably over four years. The number and value shown in columns (j) and (k), respectively, reflect threshold performance results. These awards are described on page 31 of this Proxy Statement.

(5)	Under Mr. Mullen’s transition agreement, 100% of his unvested equity awards vested on June 8, 2010 (the date of his retirement). Mr. Mullen may exercise his stock options through the earlier of June 8, 2013 or their original expiration date.

(6)	These options vested 14.28% over the first seven anniversaries of grant.

(7)	These options vested 20% over the first five anniversaries of grant.

(8)	Mr. Hamm retired on December 31, 2010. Based on his age and service, 100% of Mr. Hamm’s unvested awards, other than MSUs, vested upon his retirement. Payment of RSU, PVRSU and CSPS awards is delayed consistent with Section 409A of the Internal Revenue Code until the sooner of the original vesting date or June 30, 2011. Mr. Hamm’s MSUs will continue to vest according to the original terms and dates of the award. The actual amounts that Mr. Hamm will receive with respct to the RSU, PVRSU, CSPS and MSU awards will be determined at the time the awards are paid in accordance with their terms. Mr. Hamm may exercise his stock options through the earlier of December 31, 2013 or their original expiration date.

2010 Options Exercised and Stock Vested

Our executive officers must use pre-established trading plans to sell shares of Biogen Idec stock. Trading plans may only be entered into when the executive is not in possession of material non-public information about the Company, and we require a waiting period following the establishment of a trading plan before any trades may be executed. Our policy is designed to protect against trading activity that may be perceived as suspect while still providing our executives an opportunity to realize the value intended by the Company in granting equity-based LTI awards.

Our share ownership requirements for our named executive officers are described above in the subsection titled “Stock Ownership Requirement.”

The following table shows information regarding option exercises and vesting of stock awards for each named executive officer during the year ended December 31, 2010.

	Option Awards		Stock Awards
	Number of Shares	Value Realized Upon	Number of Shares	Value Realized
	Acquired on Exercise	Exercise	Acquired on Vesting	on Vesting
Name (1)	(#)	($) (2)	(#) (3)	($) (4)
(a)	(b)	(c)	(d)	(e)

James C. Mullen	1,151,530	$14,729,440	161,282	$8,180,138
Paul J. Clancy			21,910	$1,190,302
Robert A. Hamm (5)			91,586	$5,907,706
Craig E. Schneier	49,450	$1,056,211	15,916	$879,221
Susan H. Alexander			16,749	$926,551

Notes to 2010 Options Exercised and Stock Vested Table

(1)	Drs. Scangos and Granata did not have any vestings of awards during 2010.

(2)	The value realized is the difference between the market price paid at exercise and the option exercise price, times the number of shares acquired on each exercise.

(3)	Upon vesting, restricted stock units were settled in shares. Number of shares acquired on vesting includes shares withheld by us for Mr. Mullen (65,779 shares), Mr. Clancy (7,778), Mr. Hamm (8,141), Ms. Alexander (5,572), and Dr. Schneier (5,109) to pay the minimum withholding of taxes due upon vesting.

(4)	The value realized is calculated as the closing price of the common stock of the Company on the vesting date, times the total number of shares vested, unless otherwise noted.

(5)	Vesting of all of Mr. Hamm’s outstanding awards was accelerated at his retirement on December 31, 2010. Payment of the accelerated time-vested restricted stock units (RSU), performance-vested stock units (PVRSU) and cash-settled performance shares (CSPS) is delayed consistent with Section 409A of the Internal Revenue Code until the sooner of the original vesting date or June 30, 2011. Under the original terms of the grants, the MSUs will continue to vest according to the original schedule. The value shown in column (e) reflects the actual value for awards vesting beween January 1 and December 30, 2010, plus the value for the accelerated awards that vested on December 31, 2010, determined using our stock price on that date. The actual value of the accelerated awards will be based on our closing stock price on each of the payment dates. The table below details Mr. Hamm’s accelerated awards that are subject to delayed payment. These amounts are also included in column (c) of the 2010 Non-Qualified Deferred Compensation Table.

Stock Awards Accelerated on 12/31/10 and Subject		Market Value
to Delay in Payment	# of Shares	on 12/31/10

RSUs	13,386	$897,531
PVRSUs	8,620	$577,971
CSPSs	46,336	$3,106,829
Total	68,342	$4,582,331

2010 Non-Qualified Deferred Compensation

Our Supplemental Savings Plan (SSP) covers our executive officers and other management employees in the U.S. The SSP replaced our prior deferred compensation plan as well as the Biogen, Inc. Voluntary Executive Supplemental Savings Plan. Employees whose base salary and annual cash incentives for the year exceed a specified limit under Section 401(a)(17) of the Internal Revenue Code ($245,000 in 2010) receive a Company-paid restoration match on the portion of their base salary and annual cash incentive that exceeds this limit; the restoration match equals six percent of this excess compensation. Beginning in 2011, when payment of earned and vested cash-settled performance shares begins, the payment of these awards will also be included toward compensation for purposes of our restoration match. The restoration match feature is intended to replace the amount of matching employer contributions that the participant would otherwise have been eligible to receive under our 401(k) plan but for the $245,000 limit. In addition, eligible employees may make voluntary contributions of up to 80% of their base salary and 100% of their annual cash incentives and payments from cash-settled performance shares to the SSP, and thereby defer income taxes on such amounts until distribution is made from the SSP. The Company does not match participants’ voluntary contributions to the SSP. Our SSP provides for immediate vesting of the restoration match consistent with our immediate vesting of the Company match provided under our 401(k) plan.

SSP accounts are maintained for each participant. Accounts include employee and employer contributions and reflect performance of notional investments selected by the employee or a default investment if the employee does not make a selection. These investment options include the mutual funds offered under our 401(k) plan as well as a fixed rate option which earns a rate of return determined each year by the Company’s retirement committee. For contributions to the SSP in 2010, this rate of return was 7%; for contributions to the SSP in 2011, we have set this rate of return at 6.25%. The excess of the interest rate paid on the fixed rate option above 120% of the applicable federal long-term rate (compounded quarterly) earned by our named executive officers during 2010 is shown in the Summary Compensation Table. We fund the SSP liabilities through corporate owned life insurance (COLI) which we purchase with the written consent of SSP participants. The premiums on the COLI policies are paid from employees’ deferred compensation contributions and do not require separate funding by the Company. COLI does not create tax liabilities for the Company at any time so these policies are a cost-effective way to fund the SSP liabilities. We believe that the COLI policies will be sufficient to cover plan liabilities through the projected payout date so the plan will not require direct funding by the Company.

The following table shows a summary of all contributions to, earnings on and distributions received from the non-qualified deferred compensation plan for each of our named executive officers for the year ended December 31, 2010. The account balances as of year-end include all contributions and amounts earned by the named executive officers through the end of 2010 plus the contributions that the Company made in early 2011 based on earnings during 2010. Mr. Hamm’s retirement acceleration of certain long-term incentive grants is subject to delayed payment consistent with Section 409A of the Internal Revenue Code. The amounts that were accelerated, but not paid, at the time of his retirement are reported as Company contributions and are detailed in a footnote to the table.

					Aggregate
	Executive	Company	Aggregate	Aggregate	Balance
	Contributions in	Contributions in	Earnings in Last	Distributions in	at Last Fiscal
	Last Fiscal Year (1) (2)	Last Fiscal Year (3)	Fiscal Year (4)	Last Fiscal Year	Year-End
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

George A Scangos	36,923	16,315	1,052		37,975
James C. Mullen		88,315	383,813	1,054,729	4,239,373
Francesco Granata	46,154	17,838	2,542		56,842
Paul J. Clancy		36,459	19,436		283,449
Robert A. Hamm (5)		4,648,175	92,106		5,862,150
Craig E. Schneier	323,577	33,822	191,260		2,708,025
Susan H. Alexander	117,249	31,350	56,561		691,984

Notes to 2010 Non-Qualified Deferred Compensation Table

(1)	The amounts in this column are also included in columns (c) and (g) of the Summary Compensation Table as non-qualified deferral of salary and non-qualified deferral of payments under the annual cash incentive plan, respectively.

(2)	The following table lists the compensation deferrals during 2009 by the named executive officers, as reported in the proxy statement for our 2010 annual meeting of stockholders.

Amounts Previously Reported as
Name	Deferred During 2009

Craig E. Schneier	$387,852
Susan H. Alexander	$187,688

(3)	The amounts in this column are also included in column (j) of the Summary Compensation Table as Company contributions to the SSP.

(4)	Earnings in excess of 120% of the applicable federal long-term rate are reported in column (h) of the Summary Compensation Table for Dr. Scangos ($88), Mr. Mullen ($122,955), Dr. Granata ($275), Mr. Clancy ($7,598), Mr. Hamm ($36,291), Dr. Schneier ($74,165). and Ms. Alexander ($8,762).

(5)	The value in column (c) includes $65,845 as described in footnote 3, above, plus the value of certain equity awards, for which vesting was accelerated upon Mr. Hamm’s retirement on December 31, 2010. Consistent with Section 409A of the Internal Revenue Code, these awards will be paid on the earlier of their original vesting dates or June 30, 2011. The actual amount that will be paid to Mr. Hamm with respect to these awards will be determined in accordance with the terms on the date of payment of the vested awards.

Potential Payments Upon Termination or Change in Control

Executive Severance Policy

Definition of Key Terms Relating to our Executive Severance Policy

Our Executive Severance Policy and benefits refer to certain key terms. These terms are defined in our 2008 Omnibus Equity Plan and are summarized below:

•	Change in Control: the acquisition by one or more persons of more than 50% of our outstanding stock, other than in connection with a merger or consolidation, or a change in a majority of our incumbent directors other than as approved by a majority of our current incumbent directors and directors they have elected or whose nomination they have approved.

•	Corporate Transaction: a merger or consolidation other than one in which our stockholders acquire or retain 50% or more of the voting power of the surviving corporation, or a liquidation, dissolution or sale of all or substantially all of the assets of Biogen Idec.

•	Involuntary Employment Action: following a change in control or corporate transaction, a termination by the Company without cause or a resignation by the employee because of material reduction in his or her authority, duties and responsibilities, a reduction in his or her base pay or target bonus opportunity or a relocation of his or her principal office by more than 100 miles roundtrip.

Arrangements for Messrs. Clancy, Granata and Schneier and Ms. Alexander

Messrs. Clancy, Granata and Schneier and Ms. Alexander participate in executive severance arrangements under which they are eligible to receive the following benefits:

•	In the event of a termination without cause, a lump sum severance payment equal to a minimum of nine months’ proration of the named executive officer’s then annual base salary and target annual cash incentive, with an additional two and one-half months for each full year of service to a maximum benefit of 21 months;

•	If, following a corporate transaction or a change in control, the named executive officer experiences an involuntary employment action, a lump sum severance payment equal to two times the named executive officer’s then annual base salary plus target annual cash incentive. This payment is in lieu of any payment in the preceding paragraph.

These executive severance arrangements do not pay severance upon a termination for cause, retirement or upon death or disability. In the case of Dr. Granata, he will be entitled to the maximum benefit of 21 months if his employment is terminated because of a breach by the Company of its obligations relating to his role on or before July 2011.

Our annual cash incentive plan provides for a prorated target bonus payment for terminations due to the death or disability of the participant, and for terminations arising from an involuntary employment action. As the annual cash incentive plan provides for payment of a full bonus to any participant remaining employed on the last day of the plan year, this amount is not included in the Potential Post-Termination Payments Table.

In any case where severance is payable under the plan, these named executive officers would also receive continuation of medical and dental insurance benefits until the earlier of the last date of the severance payment period or the date the executive becomes eligible to participate in another employer’s medical and dental insurance plans. These named executive officers are also provided up to nine months of executive-level outplacement services at our cost.

Mr. Hamm’s Arrangements

Mr. Hamm retired from the Company on December 31, 2010. Prior to his retirement, Mr. Hamm participated in an executive severance arrangement with the same terms and conditions as the arrangements described above for Messrs. Clancy and Schneier and Ms. Alexander. Consistent with the provisions of our plans, we vested all of Mr. Hamm’s unvested equity awards on December 31, 2010, and Mr. Hamm may exercise his vested stock options until the earlier of December 31, 2013 or their expiration. Details of the vesting of Mr. Hamm’s unvested equity awards are included in footnote 5 to the 2010 Options Exercised and Stock Vested Table and in footnote 5 to the 2010 Non-Qualified Deferred Compensation Table. Mr. Hamm was not eligible for any cash severance benefits upon his retirement.

Dr. Schneier’s Additional Arrangements

Dr. Schneier retired from the Company on March 18, 2011. Dr. Schneier is entitled to the executive severance and relocation benefits described in column (b) of the Potential Post-Termination Payments Table because Mr. Mullen is no longer employed as our President and Chief Executive Officer.

Mr. Mullen’s Arrangements

Mr. Mullen retired from the Company on June 8, 2010. The Chairman of our Board of Directors negotiated the terms of Mr. Mullen’s transition agreement, taking into account that Mr. Mullen was entitled to different benefits depending on whether he was terminated without cause or he voluntarily left. The agreement reached resulted in his receiving some, but not all, amounts otherwise payable upon a termination without cause under his then-existing employment agreement. Under the agreement, the Company:

•	paid Mr. Mullen’s annual base salary of $1,200,000 through June 8, 2010;

•	paid Mr. Mullen a bonus under our 2009 annual cash incentive plan calculated by multiplying his 2009 base salary by his current 125% target annual cash incentive opportunity and the Company Multiplier for 2009;

•	paid Mr. Mullen a bonus of $653,400 under our 2010 annual cash incentive plan, calculated as 125% of his prorated base salary; and

•	vested all of Mr. Mullen’s unvested equity awards on the date of his retirement, and allowed Mr. Mullen to exercise his vested stock options until the earlier of June 8, 2013 or their expiration.

Dr. Scangos’ Arrangements

Dr. Scangos’ employment agreement provides that if his employment is terminated by the Company without cause or if he terminates his employment for good reason, then he will be entitled to a lump sum payment of cash severance in the amount of two times his annual base salary and target annual cash bonus. Dr. Scangos would also receive continuation of medical and dental benefits until the earlier of 24 months or the date upon which he became eligible to receive substantially comparable benefits through another employer. In addition, he would be entitled to receive a pro rata portion of his annual cash bonus in the year such termination occurs based on actual performance or, in the event of a termination within two years following a change in control, the target annual cash bonus. Dr. Scangos would also be provided up to nine months of executive-level outplacement services at our cost.

Further, under Dr. Scangos’ employment agreement, if Dr. Scangos retires at or after age 65, his outstanding and unvested restricted stock units and cash settled performance shares will continue to vest as if he had remained employed by the Company.

Excise Tax Provisions

Prior to June 2009, we maintained an excise tax gross-up policy for all of our executives, including our named executive officers. Under this policy, if payments to these executive officers in the event of a corporate transaction or corporate change in control are subject to excise tax under Internal Revenue Code Section 4999, we will pay the executive officer an additional amount that equals the amount of the excise tax, plus the income and other payroll taxes arising from our payment of the excise tax amount (280G tax gross-up), so that the executive officer realizes the full intended benefit.

In June 2009, we changed our policy on excise tax gross-up so that newly-hired executives are not eligible for any 280G tax gross-up but may elect to have severance payments reduced to an amount that will not be subject to excise tax. Consistent with this policy, Drs. Scangos and Granata are not eligible for a 280G tax gross-up.

Awards Under Equity Plans

Under the provisions of our equity plans, if a change in control occurs, all outstanding options and stock awards under our equity plans become fully exercisable or vested, as the case may be, and options will remain exercisable until the original option expiration date.

In the event of a corporate transaction, we can either cause the surviving corporation to assume all equity awards or accelerate their vesting and exercisability immediately before the corporate transaction. If the equity awards are assumed and an executive officer’s employment is terminated in an involuntary employment action within two years following the corporate transaction, the equity awards that are assumed will become fully vested and, if applicable, exercisable. Under our equity plans, any assumed awards that become vested will remain exercisable through the earlier of twelve months from the termination date or the original option expiration date.

If the holder of an equity award retires, which is defined under our equity plans as leaving the employment of Biogen Idec after reaching age 55 with at least ten years of service, each then outstanding equity award not yet vested or exercisable would become immediately vested or exercisable upon such termination at a rate of 50% of the shares unvested at the time of retirement plus an additional 10% of the shares for each full year of service beyond ten years of service. Options vested under these provisions remain exercisable for 36 months from retirement or until the original option expiration date, if sooner.

Potential Post-Termination Payments Table

The following table summarizes the potential payments to each named executive officer under various termination events. The table assumes that the event occurred on December 31, 2010 and the calculations use the closing price of our common stock on December 31, 2010 (the last trading day of 2010), which was $67.05 per share.

	Voluntary
	Termination for
	Good Reason	Involuntary by the
	Unrelated to	Company Without
	Corporate	Cause and Not	Employment Action
	Transaction or	Following a Corporate	Following a Corporate
	Change in	Transaction or Change	Transaction or Change
	Control (2)	in Control	in Control
Name and Payment Elements(1)	($)	($)	($)
(a)	(b)	(c)	(d)

George A. Scangos Cash Compensation Severance		5,400,000	5,400,000
Equity Awards Options
Restricted Stock			10,406,756
Benefits and Perquisites Medical and Dental		24,242	24,242
Outplacement		14,000	14,000
Total		5,438,242	15,844,998

Paul J. Clancy Cash Compensation Severance		1,581,388	1,807,301
Equity Awards Options			589,907
Restricted Stock			3,372,702
Benefits and Perquisites Medical and Dental		30,617	34,991
Outplacement		14,000	14,000
280G Tax Gross-Up		0	0
Total		1,626,005	5,818,901

Francesco Granata Cash Compensation Severance		1,627,500	1,860,001
Equity Awards Options
Restricted Stock			2,419,025
Benefits and Perquisites Medical and Dental		21,212	24,242
Outplacement		14,000	14,000
Total		1,662,712	4,317,268

Craig E. Schneier Cash Compensation Severance	1,417,282
Equity Awards Options
Restricted Stock
Benefits and Perquisites Medical and Dental	30,930
Outplacement
Relocation(3)	761,386
Total	2,209,598

Susan H. Alexander Cash Compensation Severance		1,452,544	1,660,050
Equity Awards Options			586,006
Restricted Stock			3,062,397
Benefits and Perquisites Medical and Dental		30,930	35,349
Outplacement		14,000	14,000
280G Tax Gross-Up		0	0
Total		1,497,474	5,357,802

Notes to Post-Termination Payments Table

(1)	This table excludes payments under our annual cash incentive plan which would have been earned based on employment on December 31, 2010. In the event of an executive’s death or disability, the value of the accelerated stock options and restricted stock awards would be as shown in column (d). Restricted stock awards include time-vested restricted stock units, performance-vested restricted stock units, cash-settled performance shares and market stock units.

(2)	Only Dr. Schneier is eligible to receive benefits upon termination for Good Reason Unrelated to Corporate Transaction or Change in Control. On March 1, 2011, Dr. Schneier announced his retirement from the Company. Amounts in this column for Dr. Schneier reflect amounts he is expected to actually receive as a result of his termination.

(3)	The relocation expenses reflect an estimate of the total benefit Dr. Schneier would receive under our current relocation policy.

Director Compensation

This section describes the compensation of our non-employee directors and presents actual compensation in tabular form for those directors who served during 2010. Of the directors included in our discussion and tables, Mr. Ross’s service ended in June 2010, and Drs. Rowinsky and Sherwin were elected in March 2010. All other directors served throughout all of 2010.

Employee members of our Board of Directors during 2010 (Dr. Scangos and, until his retirement, Mr. Mullen) receive no compensation for their service on our Board of Directors. The following table presents the retainers and fees for all non-employee members of our Board of Directors in effect during 2010:

Annual Board Retainer	$35,000
Annual Retainers (in addition to Annual Board Retainer)
Independent Chairman of the Board	$60,000
Finance and Audit Committee Chair	$20,000
Compensation and Management Development Committee Chair	$15,000
Corporate Governance Committee Chair	$15,000
Transaction Committee Chair (a standing committee through October 7, 2010)	$15,000
Science and Technology Committee Chair (a standing committee formed effective October 7, 2010)	$15,000
Finance and Audit Committee Member (other than Chair)	$5,000
Board of Directors Meetings (per meeting day)
In-person attendance	$2,500
Telephonic attendance	$1,500
Committee Meetings (per meeting)	$1,500

Our non-employee directors are also eligible to be paid a fee of $1,000 for each full day of service to the Company other than in connection with meetings of our Board of Directors or its committees.

Our directors may defer all or part of their cash compensation under our Voluntary Board of Directors Savings Plan, which is similar to our Supplemental Savings Plan described in the narrative preceding the 2010 Non-Qualified Deferred Compensation Table, but without any Company matching features. If directors choose to defer compensation, the plan periodically will credit their accounts with amounts of deemed investment results as if their deferred compensation was deposited into investment funds available under our employee 401(k) plan. Alternatively, directors can choose a fixed rate option under this plan whereby the deemed investment results earn a rate of return specified annually (8% in 2009; 7% in 2010; and 6.25% in 2011) by the committee that administers the plan (the Company’s retirement committee).

Directors are also reimbursed for actual expenses incurred in attending meetings of our Board of Directors and its committees, as well as service to our Board unrelated to such meetings.

Awards Under Our Non-Employee Directors Equity Plan

Our 2006 Non-Employee Directors Equity Plan was approved by stockholders at the 2006 annual meeting of stockholders. Stockholders approved amendments to this plan at the 2010 annual meeting of stockholders.

General provisions of the plan.  Under the plan, upon initial election to our Board non-employee directors may receive an initial award, the amount and type of which shall be determined by the Compensation Committee and the Corporate Governance Committee, of up to a maximum of 35,000 shares of our common stock (or 50,000 for the independent Chairman of the Board). Initial grants vest ratably in equal annual installments over three years from the date of grant. In addition, non-employee directors receive grants effective with the date of each annual meeting of stockholders (or a pro rata grant upon election other than at an annual meeting of stockholders), the amount and type of which shall be determined by these committees, up to an annual maximum of 17,500 shares of our common stock (or 30,000 shares for the independent Chairman of the Board). Annual grants vest on the one-year anniversary of the date of grant or over such longer period as the Compensation Committee determines.

Grants to directors are recommended by both the Compensation Committee and the Corporate Governance Committee, and approved by our Board of Directors, with the independent Chairman recused from discussion and voting upon his awards.

Grants from January 2010 through April 2010.  Annual equity awards to our directors from January 2010 through April 2010 were based on an approved grant date fair value of $240,000 for each director. This value was between the median ($214,000) and 75th percentile ($300,000) of our peers and was divided evenly in terms of value between stock options and restricted stock units. Upon their initial election to our Board of Directors, each director was granted a prorated portion of these annual equity award values and 35,000 stock options. During 2010, Ms. Dorsa and Drs. Rowinsky and Sherwin each received grants upon their initial election to our Board of Directors consistent with this structure.

Grants from April 2010 through December 31, 2010.  In April 2010, the Compensation Committee and the Corporate Governance Committee recommended, and our Board of Directors approved, changing the grants to directors to: (1) no longer provide an initial election grant of stock options; (2) no longer grant stock options as part of the annual grants to non-employee directors; and (3) increase the grant date fair value of the annual grants. While the approved 2010 grant date fair value of $270,000 for each director and an additional grant of $270,000 for the independent Chairman were above the median ($251,440) of our named peer group of ten companies, our compensation for directors is below the median of that same group of named peers. The June 8, 2010 annual grants were awarded in the form of restricted stock units.

Awards granted under the 2006 Non-Employee Directors Equity Plan will be subject to accelerated vesting upon termination of Board service by reason of death, disability, retirement and change in control (as such terms are defined in the plan). In addition, director awards will become fully vested upon an involuntary termination of Board service within two years following certain mergers or other corporate transactions, as defined in the plan.

Our directors must use pre-established trading plans to sell shares of Biogen Idec stock. Trading plans may only be entered into when the director is not in possession of material non-public information about the Company, and we require a waiting period following the establishment of a trading plan before any trades may be executed. Our policy is designed to protect against trading activity that may be perceived as suspect, while still providing our directors an opportunity to realize the value intended by the Company in granting equity-based awards.

On May 30, 2007, our directors adopted share ownership guidelines for our non-employee directors. These guidelines provide that each director other than the independent Chairman is to own 5,000 shares of Biogen Idec stock outright within five years following May 30, 2007, or within five years following initial election for directors elected after May 30, 2007. Under the guidelines, the independent Chairman is to own 10,000 shares of Biogen Idec stock outright within five years following his election as independent Chairman.

2010 Director Compensation

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($) (1)	($) (2)	($)	($) (3)	($) (4)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Alexander J. Denner	114,500	270,004					384,504
Caroline D. Dorsa (5)	87,500	321,766	586,746				996,012
Nancy L. Leaming	105,500	270,004					375,504
Richard C. Mulligan	78,000	270,004					348,004
Robert W. Pangia	126,500	270,004			8,805		405,309
Stelios Papadopoulos	97,250	270,004					367,254
Brian S. Posner	138,500	270,004					408,504
Bruce R. Ross (6)	82,000						82,000
Eric K. Rowinsky (7)	62,250	299,914	621,713				983,877
Lynn Schenk	96,250	270,004					366,254
Stephen A. Sherwin (7)	70,500	299,914	621,713				992,127
William D. Young	202,500	540,008					742,508

Notes to 2010 Director Compensation Table

(1)	Grant date fair value of 2010 annual time-vested restricted stock unit (RSU) grants to non-employee directors, as described in the narrative preceding this table. These RSUs are scheduled to vest in full and be settled in shares on the first anniversary of the grant date.

(2)	Grant date fair value of prorated 2010 annual stock option grants to non-employee directors newly elected in 2010, as described in the narrative preceding this table. The annual stock option grants are scheduled to vest in full on the first anniversary of the grant date. Beginning in June 2010, we ended the practice of including stock options as a component of the annual equity grants to non-employee directors.

(3)	Reflect earnings in the Voluntary Board of Directors Savings Plan that are in excess of 120% of the average applicable federal long-term rate. The federal long-term rate for 2010 applied in this calculation is 4.83%, the federal long-term rate effective in January 2010 when the Fixed Rate Option (FRO) was established for 2010. Only Mr. Pangia participates in the FRO.

(4)	No disclosure is required in this column because the values of perquisites or other personal benefits provided to each non-employee director does not exceed $10,000.

(5)	Ms. Dorsa was elected to our Board of Directors on January 3, 2010. In addition to the annual grants described in footnote 2 above and in accordance with the 2006 Non-Employee Directors Equity Plan, she received an initial grant of 35,000 stock options on January 4, 2010. These stock options are scheduled to vest ratably on the first three anniversaries of the grant date. Additionally, she received prorated annual grants of 965 RSUs and 2,570 stock options on January 4, 2010, each of which will vest in full on the first anniversary of the grant date.

(6)	Mr. Ross retired from our Board of Directors effective June 9, 2010.

(7)	Drs. Rowinsky and Sherwin were elected to our Board of Directors on March 20, 2010. In addition to the annual grants described in note (2) above and in accordance with the 2006 Non-Employee Directors Equity Plan, they each received an initial grant of 35,000 stock options on March 22, 2010. These stock options are scheduled to vest ratably on the first three anniversaries of the grant date. Additionally, they each received prorated annual grants of 500 RSUs and 1,325 stock options on March 22, 2010, each of which will vest in full on the first anniversary of the grant date.

Director Equity Outstanding at 2010 Fiscal Year-End

The following table summarizes the equity awards that were outstanding as of December 31, 2010 for each of the directors serving during 2010.

	Option Awards (1)		Stock Awards (2)
	Number of Securities	Number of Securities	Number of Shares or
	Underlying Unexercised	Underlying Unexercised	Units of Stock That
	Options (#)	Options (#)	Have Not Vested
Name	Exercisable	Unexercisable	(#)
(a)	(b)	(c)	(d)

Alexander J. Denner	17,642	23,333	5,735
Caroline D. Dorsa		37,570	6,700
Nancy L. Leaming	37,209	11,666	5,735
Richard C. Mulligan	17,642	23,333	5,735
Robert W. Pangia	78,250		5,735
Stelios Papadopoulos	35,009	11,666	5,735
Brian S. Posner	34,209	11,666	5,735
Bruce R. Ross (3)	35,250
Eric K. Rowinsky		36,325	6,235
Lynn Schenk	43,250		5,735
Stephen A. Sherwin		36,325	6,235
William D. Young	78,250		11,470

Notes to Director Equity Outstanding at 2010 Fiscal Year-End Table

(1)	All stock options were granted with a ten-year term. Stock options granted to non-employee directors as part of the annual grant vest in full on the first anniversary of the grant date. Stock options granted to Drs. Rowinsky and Sherwin on March 22, 2010 and Ms. Dorsa on January 4, 2010 in connection with their initial election to our Board are scheduled to vest ratably on the first three anniversaries of the grant date.

(2)	Restricted stock units granted to non-employee directors as part of the annual grant vest in full on the first anniversary of the grant date.

(3)	The post-retirement exercise period for each of Mr. Ross’ grants is governed by the terms of the equity plan under which the options were granted.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Code of Business Conduct, Corporate Governance Principles and Conflict of Interest Policy set forth our policies and procedures for the review and approval of transactions with related persons, including transactions that would be required to be disclosed in this Proxy Statement in accordance with SEC rules. Our Code of Business Conduct and Corporate Governance Principles are posted on our website, www.biogenidec.com, under the “Board of Directors — Corporate Governance” subsection of the “About Us” section of the site. In circumstances where one of our directors or executive officers, or a family member, has a direct or indirect material interest in a transaction involving Biogen Idec, the Finance and Audit Committee must review and approve all such proposed transactions or courses of dealing. In determining whether to approve or ratify a related party transaction, among the factors the Finance and Audit Committee may consider (as applicable) are: the business reasons for us to enter into the transaction; the size of the transaction and the nature of the related party’s interest in the transaction; whether the transaction terms are as favorable to us as they would be to an unaffiliated third party; whether the transaction terms are more favorable to the related party than they would be to an unaffiliated third party; the availability of alternative sources for comparable products, services or other benefits; whether the transaction would impair the independence or judgment of the related party in the performance of his or her duties to us; for non-employee directors, whether the transaction would be consistent with NASDAQ’s requirements for independent directors; whether the transaction is consistent with our Conflict of Interest Policy which prohibits related parties and others from having a financial interest in any competitor, customer, vendor or supplier of ours; the related party’s role in arranging the transaction; the potential for the transaction to be viewed as representing or leading to an actual or apparent conflict of interest; and any other factors that the Finance and Audit Committee deems appropriate. In addition, certain transactions involving Biogen Idec that are deemed not to give rise to a direct or indirect material interest by a related person have standing pre-approval from the Finance and Audit Committee.

There are no relationships or transactions with related persons that are required to be disclosed in this Proxy Statement under SEC rules. Indeed, our Code of Business Conduct, which sets forth legal and ethical guidelines for all of our directors and employees, states that directors, executive officers and employees must avoid relationships or activities that might impair their ability to make objective and fair decisions while acting in their Company roles, and our Corporate Governance Principles state that our Board of Directors will not permit any waiver of any ethics policy for any director or officer.

Indemnification

We indemnify our directors and, except in certain circumstances, officers (including our executive officers) to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to us. This is required under our Bylaws and we have also entered into separate agreements with each of our directors to provide such indemnification.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 about:

•	the number of shares of common stock to be issued upon exercise of outstanding options and vesting of restricted stock units under plans adopted and assumed by us as described in the Compensation Discussion and Analysis;

•	the weighted-average exercise price of outstanding options under plans adopted and assumed by us; and

•	the number of shares of common stock available for future issuance under our active plans — the 2008 Omnibus Equity Plan, the 2006 Non-Employee Directors Equity Plan and the 1995 Employee Stock Purchase Plan.

Number of Securities
	Number of		Remaining Available for
	Securities		Future Issuance Under
	to be Issued Upon	Weighted-average	Equity Compensation
	Exercise of	Exercise Price of	Plans (excluding
	Outstanding Options	Outstanding	securities reflected in
Plan Category	and Rights (1)	Options and Rights (2)	the first column) (3)

Equity compensation plans approved by stockholders	12,717,550	$55.43	16,229,753
Equity compensation plans not approved by stockholders
Total	12,717,550	$55.43	16,229,753

(1)	In connection with the merger of Biogen, Inc. with a subsidiary of IDEC Pharmaceuticals Corporation, we assumed all of Biogen, Inc.’s then outstanding options. On an as-converted basis, the options that we assumed from Biogen, Inc. consist of the following as of December 31, 2010: (1) outstanding options to purchase 63,250 shares of common stock under the Biogen, Inc. 1987 Scientific Board Stock Option Plan with a weighted average exercise price of $35.89; and (2) outstanding options to purchase 685,790 shares of common stock under the Biogen, Inc. 1985 Stock Option Plan with a weighted average exercise price of $43.37.

(2)	The weighted-average exercise price includes all outstanding stock options, including the as-converted Biogen, Inc. options described in footnote 1, but does not include restricted stock units which do not have an exercise price. If the restricted stock units were included in this calculation, the weighted average exercise price would be $31.23. The total number of restricted stock units included in the first column is 5,551,404.

(3)	Of these shares, (1) 12,080,908 remain available for future issuance under our 2008 Omnibus Equity Plan, (2) 871,003 remain available for future issuance under our 2006 Non-Employee Directors Equity Plan and (3) 3,277,842 remain available under our 1995 Employee Stock Purchase Plan, in each case as of December 31, 2010. In addition to shares issuable upon the exercise of options or rights, the shares under our 2008 Omnibus Equity Plan and our 2006 Non-Employee Directors Equity Plan may also be issued other than upon such exercise.

MISCELLANEOUS

Stockholder Proposals

Stockholder proposals submitted pursuant to Securities Exchange Act Rule 14a-8 and intended to be presented at our 2012 annual meeting of stockholders must be received by our Secretary no later than December 24, 2011 to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting.

A stockholder proposal not included in our proxy statement for the 2012 annual meeting of stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not less than 90 days and not more than 120 days in advance of the first anniversary of the date this Proxy Statement was released to our stockholders in connection with the Annual Meeting. However, if the date of the 2012 annual meeting of stockholders is more than 30 days before or more than 60 days after the first anniversary of the Annual Meeting, we must receive the stockholder’s notice not earlier than the close of business on the 120th day before the 2012 annual meeting of stockholders and not later than the close of business on the later of (1) the 90th day before the 2012 annual meeting of stockholders and (2) the 10th day following the day on which public announcement of the date of the 2012 annual meeting of stockholders is first made.

All stockholder proposals for our 2012 annual meeting of stockholders should be sent to the Secretary, Biogen Idec Inc., 133 Boston Post Road, Weston, Massachusetts 02493.

Other Stockholder Communications

Generally, stockholders who have questions or concerns should contact our Investor Relations department at (781) 464-2442. However, stockholders who wish to communicate directly with our Board of Directors, or any individual director, should direct questions in writing to the Secretary, Biogen Idec Inc., 133 Boston Post Road, Weston, Massachusetts 02493. Communications addressed in this manner will be forwarded directly to the Board of Directors or named individual director(s).

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the securities laws that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation and Management Development Committee Report, the Finance and Audit Committee Report, the content of www.biogenidec.com, including the charters of the committees of our Board of Directors, Corporate Governance Principles, Finance and Audit Committee Practices and Code of Business Conduct, included or referenced in this Proxy Statement shall not be incorporated by reference into any such filings.

Copies of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of householding proxy statements and annual reports. This means that, unless you have instructed otherwise, only one copy of our proxy statement, annual report or Notice of Internet Availability of Proxy Materials, as applicable, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any of these documents without charge to you if you write or call Investor Relations, Biogen Idec Inc., 133 Boston Post Road, Weston, Massachusetts 02493, (781) 464-2442. If you want to receive separate copies of our proxy statement, annual report or Notice of Internet Availability of Proxy Materials, as applicable, in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or phone number.

Manner and Cost of Proxy Solicitation

Biogen Idec pays the cost of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may contact you in person, by telephone or by email or other electronic means. None of our directors, officers or employees will receive additional compensation for soliciting you. We will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding our proxy solicitation materials to, and obtaining instructions relating to such materials from, beneficial owners of our common stock.

APPENDIX A

AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

If approved by stockholders, ARTICLE VII of the Amended and Restated Certificate of Incorporation of Biogen Idec Inc. would be amended as follows, with deletions indicated by strike-throughs and additions indicated by underlining:

ARTICLE VII

Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide. ~~The directors shall be classified into three classes, as nearly equal in number as possible as determined by the board of directors, with (i) the term of office of the first class to expire at the 1998 Annual Meeting of Stockholders, (ii) the term of office of the second class to expire at the 1999 Annual Meeting of Stockholders and (iii) the term of office of the third class to expire at the 2000 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. Additional directorships resulting from an increase in the number of directors shall be apportioned among the classes as equally as possible as determined by the board of directors.~~
Directors shall hold office for a term ending on the date of the next annual meeting of stockholders following their election and until their successors shall have been elected and qualified, subject to their earlier death, resignation or removal.

A-1

NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT

April 21, 2011

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 2, 2011.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/biib • Follow the steps outlined on the secured website.

Vote by telephone
•    Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
•    Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼
A	Proposals — The Board recommends a vote FOR the election of all of the director nominees listed in Proposal 1, FOR Proposals 2, 3 and 5, and for the 1 YR option for Proposal 4.

1.
Election of Directors. Please mark your vote for each of the 12 director nominees listed. If Proposal 5 is approved, the twelve director nominees numbered 1 through 12 are standing for election to serve for a one-year term extending until the 2012 annual meeting of stockholders and their successors are duly elected and qualified. If Proposal 5 is not approved, the four director nominees numbered 1 through 4 (and not the eight director nominees numbered 5 through 12) are standing for election to serve for a three-year term extending until the 2014 annual meeting of stockholders and their successors are duly elected and qualified.
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	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

01 - Caroline D. Dorsa	☐	☐	☐	02 - Stelios Papadopoulos	☐	☐	☐	03 - George A. Scangos	☐	☐	☐

04 - Lynn Schenk	☐	☐	☐	05 - Alexander J. Denner	☐	☐	☐	06 - Nancy L. Leaming	☐	☐	☐

07 - Richard C. Mulligan	☐	☐	☐	08 - Robert W. Pangia	☐	☐	☐	09 - Brian S. Posner	☐	☐	☐

10 - Eric K. Rowinsky	☐	☐	☐	11 - Stephen A. Sherwin	☐	☐	☐	12 - William D. Young	☐	☐	☐

			For	Against	Abstain			For	Against	Abstain

2.	To ratify the selection of PricewaterhouseCoopers LLP as Biogen Idec’s independent registered public accounting firm for the fiscal year ending December 31, 2011.		☐	☐	☐	3.	Say on Pay - An advisory vote on executive compensation.	☐	☐	☐
		1 Yr	2 Yrs	3 Yrs	Abstain

4.	Say When on Pay - An advisory vote on the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐	5.	To approve an amendment to Biogen Idec’s Amended and Restated Certificate of Incorporation eliminating the classification of the Board of Directors.	☐	☐	☐
B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — Biogen Idec Inc.

Proxy Solicited by Board of Directors for the 2011 Annual Meeting of Stockholders
To Be Held at Biogen Idec Inc., 15 Cambridge Center, Cambridge, Massachusetts 02142, on June 2, 2011, 9:00 A.M. (local time)
The undersigned hereby appoints George A. Scangos, Paul J. Clancy and Susan H. Alexander, and each of them (with full power to act alone), as proxies of the undersigned with all the powers the undersigned would possess if personally present and with full power of substitution in each of them to appear and vote all shares of common stock of Biogen Idec which the undersigned would be entitled to vote if personally present at the 2011 annual meeting of stockholders, and at any adjournment or postponement thereof.
The shares represented by this proxy will be voted as directed herein. If no direction is indicated, such shares will be voted FOR the election of all of the director nominees listed in Proposal 1, FOR Proposals 2, 3 and 5, and for the 1 YR option for Proposal 4. As to any other matter that may properly come before the meeting or any adjournment or postponement thereof, said proxy holders will vote in accordance with their best judgment.
This proxy may be revoked in writing any time before the voting thereof. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the 2011 annual meeting of stockholders or any adjournment or postponement thereof.
(Items to be voted appear on reverse side.)
C	Non-Voting Items
Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+